Exhibit 4

ARMENIA MOUNTAIN WIND, LLC
$84,500,000
3.26% Senior Secured Notes due December 31, 2024
Note Purchase and Guarantee Agreement
_____________
Dated November 5, 2015

TABLE OF CONTENTS

i

SCHEDULES:

Schedule A	Defined Terms
Schedule B	Information Relating To Purchasers
Schedule 1	Form of Notes
Schedule 4.4(a)	Form of Opinion Of Special New York Counsel for the Obligors
Schedule 4.4(b)	Form of Opinion Of Special Pennsylvania Counsel for the Obligors
Schedule 4.4(c)	Form of Opinion of Special New York Counsel for the Purchasers
Schedule 5.1	Company Office
Schedule 5.3	Disclosure Materials
Schedule 5.4	Officers
Schedule 5.11	Filing Jurisdictions
Schedule 7.1(k)	Form of Operating Report
Schedule 8.1	Amortization Schedule
Schedule 9.2	Insurance
Schedule 9.12	Form of Annual Operating Plan
Schedule 9.16	Separateness Requirements

EXHIBITS:

Exhibit A	Form of Security Agreement
Exhibit B	Form of Collateral Agency Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D-1	Form of Consent
Exhibit D-2	Schedule of Consents at Financial Closing Date
Exhibit E	Form of Landowner Estoppel

v

November 5, 2015
TO EACH THE PURCHASERS LISTED IN
SCHEDULE B HERETO:

Ladies and Gentlemen:
Armenia Mountain Wind, LLC, a Delaware limited liability company (the “Company”), and its member, AMW I Holding, LLC, a Delaware limited liability company (the “Guarantor” and, together with the Company, the “Obligors”, and each, an “Obligor”), agree with each of the Purchasers as follows:
ARTICLE 1

AUTHORIZATION OF NOTES

Section 1.1        Authorization of Notes. The Company will authorize the issue and sale of $84,500,000 aggregate principal amount of its 3.26% Senior Secured Notes due December 31, 2024 (as amended, restated or otherwise modified from time to time pursuant to Article 17 and including any such notes issued in substitution therefor pursuant to Article 13, and together with the Parent Guarantees to be endorsed thereon, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are to a Schedule or an Exhibit attached to this Agreement unless otherwise specified. References to an “Article” or a “Section” are references to an Article or Section of this Agreement unless otherwise specified.
ARTICLE 2

SALE AND PURCHASE OF NOTES; SECURITY FOR NOTES

Section 2.1        Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3.1, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Sections 2.2        Security for the Notes. The Notes will be secured by the Collateral pursuant to and in accordance with the Security Documents. In addition, payment of the principal of, Make-Whole Amount (if any) and interest on, the Notes and other amounts owing hereunder shall be unconditionally guaranteed by the Guarantor as provided in Section 2.3 below (and each Note will have the guarantee (the “Parent Guarantee”) of the Guarantor endorsed thereon in the form set out in Section 2.3(h) below).

Section 2.3        Parent Guarantee.

(a)The Guarantor hereby guarantees to each Holder of the Notes the prompt payment in full when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) of the principal of and Make-Whole Amount (if any) and interest on the Notes (including, without limitation, interest on any overdue principal, Make-Whole Amount and, to the extent permitted by Applicable Law, on any overdue interest) and all other amounts from time to time owing by the Company under this Agreement and under the Notes (including, without limitation, costs, expenses and Taxes) (such payment obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if the Company shall default in the payment in full of any of the Guaranteed Obligations, the Guarantor will (x) promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to each Holder of the Notes such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such Holder’s rights under this Agreement, including, without limitation, reasonable counsel fees to the extent required pursuant to Section 15.
(b)All obligations of the Guarantor under this Section 2.3 shall survive the transfer of any Note, and any obligations of the Guarantor under this Section 2.3 with respect to which the underlying obligation of the Company is expressly stated to survive payment of any Note shall also survive payment of such Note.

(c)The obligations of the Guarantor under this Section 2.3 constitute a present and continuing guaranty of payment and not collectability and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment of the Guaranteed Obligations), it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) any amendment or modification of any provision of this Agreement, the Notes or any other agreement or any assignment or transfer thereof, including without limitation the renewal or extension of the time of payment of any of the Notes or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Notes;

(ii)any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement, the Notes or any other agreement, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

(iii)any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Company or any other Person or the properties or creditors of any of them;

(iv) the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the Notes or any other agreement;

(v) any transfer of any assets to or from the Company, including without limitation any transfer or purported transfer to the Company from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Company with or into any Person, any change in the ownership of any Equity Interests of the Company, or any change whatsoever in the objects, capital structure, constitution or business of the Company;

(vi) any default, failure or delay, willful or otherwise, on the part of the Company or any other Person to perform or comply with, or the impossibility or illegality of performance by the Company or any other Person of, any term of this Agreement, the Notes or any other agreement;

(vii) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Company or any other Person for any reason whatsoever, including without limitation any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, the Notes or any other agreement;

(viii)any lack or limitation of status or of power, incapacity or disability of the Company or any trustee or agent thereof; or

(ix) any other thing, event, happening, matter, circumstance or condition whatsoever, not in any way limited to the foregoing.

(d)The Guarantor hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that any Holder exhaust any right, power or remedy against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(e)In the event that the Guarantor shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, the Guarantor shall not exercise any subrogation or other rights hereunder or under the Notes and the Guarantor hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Company, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of any such subrogation rights or other remedy prior to the indefeasible payment in full of the Guaranteed Obligations, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the Holders of the Notes and shall forthwith be paid to such Holders to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. The Guarantor agrees that its obligations under this Section 2.3 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Company is rescinded or must be otherwise restored by any Holder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(f) If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Company or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of the guarantee in this Section 2.3 and the Guarantor’s obligations under this Agreement and the Parent Guarantee, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the Holders had accelerated the same in accordance with the terms of this Agreement, and the Guarantor shall forthwith pay such principal amount, any interest thereon, any Make-Whole Amounts and any other amounts guaranteed hereunder without further notice or demand.

(g) The guarantee in this Section 2.3 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs. The Guarantor hereby acknowledges that the guarantee in this Section 2.3 constitutes an instrument for the payment of money, and consents and agrees that the any Holder of any Notes, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

(h) Each Note shall have endorsed thereon a Parent Guarantee of the Guarantor as set forth below:

“For value received, the undersigned hereby absolutely, unconditionally and irrevocably guarantees to the holder of the foregoing Note the due and punctual payment of the principal of, Make-Whole Amount, if any, and interest on said Note, as more fully provided in the Note Purchase and Guarantee Agreement referred to in said Note.
AMW I Holding, LLC

By:________________
Name:
Title: ”

ARTICLE 3

CLOSING

Section 3.1        Closing. The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005, at 10:00 a.m., Eastern time, at a closing (the “Closing”) on November 5, 2015 or on such other Business Day thereafter on or prior to November 9, 2015, as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the Revenue Account (as defined in the Collateral Agency Agreement) for distribution, notwithstanding anything to the contrary in the Collateral Agency Agreement or any other Secured Obligation Document (as defined in the Collateral Agency Agreement), in accordance with the Funds Flow Memorandum. If at the Closing, the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3.1, or any of the conditions specified in Article 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Article 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

Section 3.2        Tax Forms. At or prior to the time that it purchases a Note (including by succession or pursuant to an assignment permitted hereunder) and, so long as it remains legally eligible to do so, from time to time thereafter, each Purchaser will duly complete and deliver to the Company (a) in the case of a Purchaser that is not a United States person for U.S. federal income Tax purposes, two copies of any U.S. Internal Revenue Service (“IRS”) Forms W-8 along with any supporting statements or additional information, in each case, that are reasonably necessary to establish the extent to which the Purchaser is entitled to a reduction in the rate of any U.S. withholding Tax imposed with respect to payments on the Notes and any successor or additional form required by the IRS or reasonably requested by the Company in order to evidence such Purchaser’s entitlement to such reduction or (b) in the case of a Purchaser that is a United States person for U.S. federal income Tax purposes, an IRS Form W-9 or successor form establishing that the Purchaser is not subject to any U.S. withholding Tax (including backup withholding Tax) with respect to payments on the Notes.

ARTICLE 4

CONDITIONS TO CLOSING

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions (or waiver thereof by each Purchaser):
Section 4.1        Representations and Warranties. Each representation and warranty of each Obligor in this Agreement and each of the other Financing Documents to which it is a party shall be correct when made and at the time of the Closing (or, if stated to have been made on or as of an earlier date, were true and correct on or as of such earlier date).

Section 4.2         Performance; No Default. Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the time of the Closing, and before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.15), no Default or Event of Default shall have occurred and be continuing. No Obligor shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Article 10 had such Article applied since such date.

Section 4.3         Compliance Certificates.

(a)Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.5 (if requested), 4.9, 4.11(b), 4.15, 4.20, 4.25 and 4.27 have been fulfilled. The Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.5 (if requested), 4.9 and 4.27 have been fulfilled.

(b)Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate executed by its Secretary, Assistant Secretary or other Responsible Officer, dated the date of Closing, certifying, with respect such Obligor, as to (A) the certificate of formation, together with any amendments, certified by the Secretary of State of the State of Delaware as of a recent date and a certificate as to the good standing of such Obligor from the Secretary of State of Delaware, dated as of a recent date, in each case attached thereto; (B) a true and complete copy attached thereto of the limited liability company agreement or other organizational documents of such Obligor; (C) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of each Financing Document to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (D) the incumbency and specimen signature of each officer, member, manager or partner (as applicable), executing each of the Financing Documents to which it is or is intended to be a party (and such Purchaser may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary); and (E) solely with respect to the Company, a certificate of good standing of and payment of Taxes from each of the Secretary of State of the Commonwealth of

Pennsylvania and the Pennsylvania Department of Revenue, dated as of a recent date, in each case attached thereto.

Section 4.4         Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Chadbourne & Parke LLP as special New York counsel for the Obligors, (b) from special Pennsylvania counsel, covering the matters set forth in Schedules 4.4(a) and 4.4(b), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinions to the Purchasers) and (c) from Milbank, Tweed, Hadley & McCloy LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5         Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which applicable law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6         Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.7         Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid or caused to be paid (a) on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least three (3) Business Days prior to the Closing and (b) all other fees and expenses then due and payable by the Company pursuant to the Financing Documents to the extent reflected in a statement of the applicable payee rendered to the Company at least three (3) Business Days prior to the Closing, which fees in each case may be paid by the Company from the proceeds of the sale of the Notes at the sole option of the Company.

Section 4.8         Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9        Changes in Corporate Structure. No Obligor shall have changed its jurisdiction of organization, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following (a) the date of the most recent financial statements referred to in Section 4.16 (in the case of the Company) and (b) its formation (in the case of the Guarantor).

Section 4.10        Funding Instructions. At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Article 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11         Transaction Documents.

(a) Each such Purchaser shall have received copies of each Financing Document required to be executed by the Obligors on the Closing Date in such number as reasonably requested by the Purchasers (which may be delivered by each relevant Obligor by facsimile or other electronic means for the purposes of satisfying this Section 4.11(a) on the Closing Date); provided, that signed originals shall be delivered promptly thereafter.

(b) Each such Purchaser shall have received copies of all of the Material Project Documents (other than any Additional Project Document not required to have been executed as of the Closing Date and the Landowner Estoppels to be delivered pursuant to Section 4.22) together with any amendments thereto, and, (i) each such Material Project Document shall have been duly authorized, executed and delivered by the parties thereto; (ii) each Material Project Document shall be legally binding and in full force and effect; (iii) no defaults, events of default, events of force majeure or material breach by any party to any such agreement of its obligations thereunder shall have occurred and be continuing; and (iv) all conditions precedent to the effectiveness of each Material Project Document shall have been satisfied in full.

Section 4.12        Ratings. Such Purchaser shall have received evidence reasonably satisfactory to it that the Notes will be rated at least BBB- or equivalent from Fitch.

Section 4.13         Repayment of Existing Financing. The Purchasers shall have received evidence satisfactory to them that (a) the lenders under the Existing Financing Agreement have been (or immediately following the issuance of the Notes, will be) fully repaid, and such lenders or the collateral agent thereunder, acting on behalf of such lenders, shall have released all Liens granted in their favor in connection with the Existing Financing Agreement, and (b) the “Senior Collateral Documents” (as defined in the Existing Financing Agreement) have been (or immediately following the issuance of the Notes, will be) terminated and all Liens created thereunder released.

Section 4.14        Lien Searches. Such Purchaser shall have received customary reports of recent searches of UCC financing statements, fixture filings and all judicial and tax lien filings that have been made with respect to any personal or mixed property of the

Company, reasonably satisfactory to the Purchasers, in the jurisdiction of formation or organization of each Obligor or where a filing has been or would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral together with copies of all such filings disclosed by such searches, and UCC-3 termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC-1 financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens).

Section 4.15        Base Case Model. The Company shall have delivered to such Purchaser the Base Case Model.

Section 4.16        Financial Statements. The Purchasers shall have received each of the following:

(a)the audited financial statements of the Company for the fiscal year ending December 31, 2014; and

(b)the unaudited balance sheet of the Company and related statements of income, members’ equity and cash flows of the Company for the quarterly periods ending March 31, 2015 and June 30, 2015.

Section 4.17        Solvency Certificate. The Company shall have delivered to such Purchaser certificates from a Responsible Officer of each of the Company and the Guarantor certifying that, after giving effect to the transactions contemplated hereunder, each of the Company and the Guarantor is Solvent.

Section 4.18        LC Facility Credit Agreement. The conditions precedent to the extensions of credit under the LC Facility Credit Agreement, including issuance of the Letters of Credit, shall have been satisfied or waived concurrently with the Closing Date.

Section 4.19        No Material Adverse Effect. Except as disclosed in the Disclosure Documents, since December 31, 2014, there has been no change in the financial condition, operations, business or properties of the Company, except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.20         Insurance. Each Purchaser shall have received certificates of insurance evidencing that the insurance policies required to be maintained pursuant to Section 9.2 and the designation of the Collateral Agent as the loss payee or additional named insured, as the case may be, thereunder is in effect to the extent required by Section 9.2, such certificates to be in such form and contain such information as is specified in Section 9.2. In addition, the Company shall, in its Officer’s Certificate delivered pursuant to Section 4.3, set forth the insurance obtained by the Company in accordance with the requirements of Section 9.2 and state (a) that such insurance has been obtained and is in full force and effect, (b) that such insurance materially complies with Section 9.2 and (c) that all premiums then due and payable on all insurance required to be obtained by the Company have been paid.

Section 4.21        Consultant Reports. The Company shall have delivered to each such Purchaser:

(a) a report of the Independent Engineer, including a technical report of the Project and providing the Independent Engineer’s review of the Base Case Model, with respect to the Project, together with a certificate of the Independent Engineer, dated as of the Closing Date, stating that (i) each such Purchaser shall be entitled to rely on the report, and (ii) the opinions expressed in the report are true and correct in all material respects as of the Closing Date, in each case in form and substance satisfactory to each such Purchaser, acting reasonably;

(b) a report of the Independent Wind Consultant, including wind and energy production and forecasts including forecasts of overall power production during the life of the Project, together with a certificate of the Independent Wind Consultant, dated as of the Closing Date, stating that (i) each such Purchaser shall be entitled to rely on the report, and (ii) the opinions expressed in the report are true and correct in all material respects as of the Closing Date, in each case in form and substance satisfactory to each such Purchaser, acting reasonably;

(c) a report by the Insurance Consultant with respect to the adequacy of the insurance required to be maintained pursuant to Section 9.2 for the Project, together with a certificate of the Insurance Consultant dated as of the Closing Date, stating that (i) each such Purchaser shall be entitled to rely on the report, and (ii) the opinions expressed in the report are true and correct in all material respects as of the Closing Date, in each case in form and substance satisfactory to each such Purchaser, acting reasonably; and

(d) the Environmental Report and a bring-down thereof, in form and substance satisfactory to each such Purchaser, and each Purchaser shall be entitled to rely on the Environmental Report to the same extent as the Company to which the Environmental Report was issued.

Section 4.22        Consents to Collateral Assignment; Landowner Estoppels. The Company shall have delivered to the Purchasers the counterparty consents to collateral assignment with respect to the Material Project Documents (other than the Real Property Documents) and Landowner Estoppels with respect to the Real Property Documents, in each case identified on Exhibit D-2 (collectively, the “Consents”), in form and substance satisfactory to each such Purchaser, acting reasonably; provided that with respect to the delivery of Landowner Estoppels, this condition shall be satisfied so long as the Company has received Landowner Estoppels (a) from all landowners who are parties to the Real Property Documents covering at least ninety-six percent (96%) of the Project’s WTG locations, (b) all landowners who are parties to Real Property Documents covering at least ninety (90%) of the transmission and collection line locations and (c) all landowners who are parties to Real Property Documents pertaining to a substation or switching station location.

Section 4.23        Debt Service Reserve Account. The Company shall have deposited (or shall substantially concurrently deposit from the proceeds of the Notes) into the Debt Service Reserve Account an amount equal to the Debt Service Reserve Requirement or shall have delivered a DSR Letter of Credit in such amount to the Collateral Agent.

Section 4.24        Security.

(a)Valid and perfected first priority security interests (subject to Permitted Liens) in the Collateral shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to each such Purchaser, acting reasonably and each such Purchaser shall have received evidence of satisfactory arrangements for the filing or registration of all appropriate documents and payment of all related fees and expenses in accordance with Applicable Law necessary for the creation and perfection of the Liens intended to be created by the Security Documents, all in form and substance satisfactory to each such Purchaser, acting reasonably.
(b)All Collateral that must be delivered to the Collateral Agent in order to, pursuant to Applicable Law, perfect the security interest therein as a first priority Lien (including, without limitation, any letters of credit, notes, bonds or certificated securities and the certificates evidencing all of the issued and outstanding Equity Interests in the Company pledged pursuant to the Security Documents, which certificates shall be accompanied by undated instruments of transfer duly executed in blank) shall have been delivered to the Collateral Agent.
(c)The Collateral Accounts required to be established as of the Closing Date shall have been established pursuant to the Collateral Agency Agreement.

Section 4.25        Applicable Permits. All Applicable Permits have been duly obtained, are in full force and effect and no judicial, administrative or other proceedings are pending or, to the Company’s actual knowledge, threatened, seeking injunction, material modification or revocation of any Applicable Permit. All Applicable Permits are held in the name of the Company and are free from material unsatisfied conditions or requirements.

Section 4.26        Real Estate. In connection with any real estate covered by the Mortgage, the Purchaser shall have received:

(a)copies of the Leases and Easements and all other documents necessary to establish that the Company (i) holds a legal, valid and subsisting fee, leasehold estate, co-tenancy interests, easement estate, right of way, permit, revocable consent or license in the Site free and clear of all Liens other than any Permitted Liens; and (ii) has obtained all necessary real estate licenses, easements, rights of way, access rights, utility and other services then required for the ownership, use, operation and maintenance of the Project, including any instruments or memoranda of the Leases, including all amendments thereto, evidencing such interests in the Site;

(b)(i) a Survey (A) in form and content sufficient to cause all standard survey and related exceptions to be deleted from the Title Policy and otherwise reasonably acceptable to the Required Holders, and (B) certified to the Collateral Agent and the Title Company pursuant to a certification reasonably acceptable to the Purchasers, or (ii) (A) the Existing Survey and (B) an affidavit with respect to such Existing Survey, in form and substance reasonably satisfactory to the Title Company to delete the standard survey and related exceptions from the Title Policy and to issue standard survey-related endorsements to the Title Policy; and

(c)the Title Policy, together with evidence that all title insurance premiums and expenses, filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other Taxes and other expenses related to the issuance of the Title Policy and recording of the Mortgage and such other filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents have been paid in full by or on behalf of the Company.

Section 4.27        Absence of Litigation. There shall be no pending, or, to such Obligor’s knowledge, threatened, action, suit or proceeding of or before any Governmental Authority that (a) relates to the Project or the Transaction Documents, or the legality, validity or enforceability of any of the same or (b) to which the Company or the Guarantor or, to such Obligor’s knowledge, any other Material Project Participant is a party that, with respect to this clause (b) only, either individually or in the aggregate has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 4.28        KYC Information. Each Obligor shall have delivered to such Purchaser, at least three (3) Business Days prior to the Closing Date, all such documentation and information requested by such Purchaser that is necessary (including the names and addresses of each Obligor) for such Purchaser to identify each Obligor in accordance with the requirements of the USA PATRIOT Act (including the “know your customer” and similar regulations thereunder) and other Anti-Money Laundering Laws, reasonably requested at least five (5) Business Days prior to the Closing Date.

Section 4.29        Flood Zone Certification. The Purchasers shall have received, in form and substance reasonably satisfactory to the Purchaser, a Standard Flood Hazard Determination (FEMA Form 81 93) for each parcel which constitutes the Site.

Section 4.30        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Financing Documents and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

Each of the Obligors, jointly and severally, represents and warrants to each Purchaser as of the Closing Date on which such Purchaser is purchasing one or more Notes as follows:
Section 5.1        Organization, Power and Authority.

(a)Each Obligor is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by law in light of the business it conducts and the property that it owns, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes, and the other Financing Documents to which it is or is intended to be a party and to perform the provisions hereof and thereof and create the Liens intended to be created by the Security Documents.

(b)The chief executive office or principal place of business and the jurisdiction of organization (as such terms are used in Article 9 of the UCC) of each Obligor is set forth in Schedule 5.1, together with the organization number assigned to each Obligor in such jurisdiction and each Obligor’s federal employer identification number.

Section 5.2        Authorization and Enforceability, Etc.

(a)This Agreement, the Notes and the other Financing Documents to which the Company is or is intended to be a party have been duly authorized by all necessary limited liability company action on the part of the Company, and each of such Financing Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)This Agreement and the other Financing Documents to which the Guarantor is or is intended to be a party have been duly authorized by all necessary limited liability company action on the part of the Guarantor, and each of such Financing Documents (other than the Parent Guarantee) constitutes, and upon execution and delivery thereof the Parent Guarantee will constitute, a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3        Disclosure. The Company, through its agent Morgan Stanley & Co. LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated October, 2015 (the “Memorandum”), relating to the transactions contemplated hereby. This Agreement, the Memorandum, the financial statements furnished to the Purchasers pursuant to Section 4.16 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to October 21, 2015 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2014, there has been no change in the financial condition, operations, business or properties of the Company, except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4        Ownership and Capitalization of the Company. As of the Closing Date,

(a)The Guarantor owns 100% of the Equity Interests of the Company.

(b)The Company has no Subsidiaries.

(c)The Company is not a limited partner in any general or limited partnership or a shareholder in any corporation or a joint venturer or a member in any limited liability company.

(d)The officers of each of the Company and the Guarantor are as shown in Schedule 5.4.

Section 5.5        Financial Statements; Material Liabilities; No Undisclosed Material Liabilities. The financial statements (including, in each case, the related schedules and notes) of the Company furnished to the Purchasers pursuant to Section 4.16 fairly present in all material respects the financial condition of the Company as of the respective dates thereof, in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). As of the Closing Date, the Company does not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6        No Conflicts. The execution, delivery and performance by each Obligor of the Financing Documents to which it is or is intended to be a party and the consummation of the transactions contemplated thereby will not (a) contravene or result in any violation of such Obligor’s certificate of formation or the limited liability company agreement, (b) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (except Permitted Liens) in respect of any property of such Obligor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which such Obligor is bound or by which such Obligor or any of its properties may be bound or affected, (c) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Obligor or (d) violate in any material respect any Applicable Law.

Section 5.7        Compliance with Laws and Agreements. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Obligor is (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any Applicable Law.

Section 5.8        Governmental Authorizations, Etc.

(a)No Permit that has not been obtained or made, is required in connection with (i) the execution, delivery or performance by any Obligor of the Financing Documents to which it is or is intended to be a party or (ii) the execution, delivery or performance by the Company of the Material Project Documents to which it is a party or for the ownership, operation and maintenance of the Project by the Company in accordance with the Transaction Documents and Applicable Law (including Environmental Law). All Applicable Permits have been duly obtained, are in full force and effect and no judicial, administrative or other proceedings are pending or, to the Company’s actual knowledge, threatened, seeking injunction, material modification or revocation of any Applicable Permit. All Applicable Permits are held in the name of the Company and are free from material unsatisfied conditions or requirements.

(b)The Company is an EWG. The Company will not, solely as a result of the ownership, leasing or operation of the Project, the sale or transmission of electricity therefrom or the entering into any Transaction Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under PUHCA except for Sections 1265 and 1275(b) thereof and except that the Company is subject to the compliance requirements under 18 C.F.R. Section 366.7 for obtaining or maintaining EWG status (however, so long as the Company remains an EWG, it will, pursuant to 18 C.F.R. Section 366.7(e), be exempt from FERC regulation of access to books and records, accounting and record keeping requirements under PUHCA).

(c)The Company has been granted MBR Authority and is subject to regulation as a “public utility” within the meaning of Section 201(e) of the FPA as applicable to an entity with market-based rate authority and an MBR Tariff on file with FERC under Section 205 of the FPA. The Company’s MBR Authority and MBR Tariff are in full force and effect.

(d)The Guarantor is not subject to regulation as a “public utility” within the meaning of Section 201(e) of the FPA.

(e)The Company is a party to the Co-Tenancy Agreement. The Armenia Mountain 2 Project has not commenced generation of electric energy and the Co-Tenancy Agreement has not been filed with FERC or accepted by FERC for filing pursuant to Section 205 of the FPA. The Company has not received any notice or communication regarding any intention by the Armenia Mountain 2 Project Company to commence work on the Armenia Mountain 2 Project. The Company is in compliance with all material requirements under the FPA and FERC’s regulations applicable to a “public utility” under the FPA. Since July 1, 2015, the Company has not approved or consented to any action under Section 5.3 of the Co-Tenancy Agreement to be taken by the Co-Tenancy Manager under the Co-Tenancy Agreement.

(f)The Company has not been and will not be deemed by the PUC to be subject to financial, organizational or rate regulation as a “public utility” or an “affiliated interest” under any existing Pennsylvania law, rule or regulation. As a result of the ownership, leasing or operation of the Project, the sale of electricity therefrom or the entering into any Transaction Document or any transaction contemplated thereby, there is no complaint or administrative proceeding pending as to the aforementioned orders, and the Company is not aware of any facts or circumstances which could reasonably be expected to give rise to a complaint or administrative proceeding in the future which could reasonably be expected to have a Material Adverse Effect.
(g)None of the Secured Parties, or any “affiliate” (as defined in Section 1262(1) of PUHCA) of any of them will, solely as a result of the ownership, leasing or operation of the Project by the Company, the sale of electricity therefrom by the Company or the Company’s entering into any Transaction Document or any transaction contemplated hereby or thereby, be subject to regulation under the FPA or PUHCA or under Pennsylvania laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; provided, however, that (i) in the event that any Secured Party, upon the exercise of remedies under the Financing Documents or otherwise, becomes the owner or operator of the Project or directs the sale of electricity therefrom, such Person may become subject to regulation as a “public utility” under the FPA, and unless EWG status or another exemption from regulation under PUHCA is obtained, such Person could become, together with its “affiliates” (as defined in Section 1262(1) of PUHCA), subject to regulation under the federal access to books and records provisions of PUHCA and, if any retail sales of electric energy, capacity or ancillary services are made from the Project, subject to state laws and regulations regulating the rates or the financial or organizational regulation of electric utilities, and (ii) the exercise of any remedy provided for in any Financing Document by a Secured Party, its Affiliates or any of its successors or assigns may require prior FERC approval under Section 203 of the FPA.

Section 5.9        Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting either Obligor or any property of any Obligor in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10        Taxes. The Obligors filed all Tax returns that are required to have been filed in any jurisdiction, and have paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being Contested. The Obligors are not aware of any basis for any other Tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11        Title to Property; Leases and Liens.

(a)The Company has good and, with respect to real property, marketable fee, leasehold or easement title or other interests in or to the assets owned or leased by it that comprise the Project and all of the Collateral then existing relating to the Project, in each case free and clear of all Liens, other than Permitted Liens. Upon proper recordation of the Mortgage and filing of the applicable UCC financing statements listed in Schedule 5.11, the Lien created by the Mortgage constitutes a valid and subsisting first priority lien of record on the Mortgaged Property described in the Mortgage and a first priority perfected security interest in all the personal property described in the Security Documents that may be perfected by filing, in each case, subject to no Liens except Permitted Liens. The Mortgaged Property described in the Mortgage and the personal property described in the Security Documents are sufficient for the ownership, operation and maintenance of the Project in accordance with the Material Project Documents and Applicable Law, and comprise all of the real property of the Company.

(b)All Leases, licenses, Easements, rights of way, and other interests in real property necessary for the interconnection and utilization of the Project’s collection system and Transmission Lines have been acquired or provided for pursuant to the Material Project Documents.

Section 5.12        Intellectual Property.

(a)The Obligors own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)To the best knowledge of the Company, no product or service of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)To the best knowledge of the Company there is no violation by any Person of any right of any Obligor with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Obligor that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.13        Compliance with ERISA.

(a)The Obligors and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Obligor, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor, in either case pursuant to Title I or IV of ERISA or to the penalty or excise Tax provisions of the Code or to section 412, 430(k) or 436 of the Code or section 4068 of ERISA or in the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that is Material. The term “benefit liabilities”

has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Obligors and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would result in a Material Adverse Effect.

(d)The expected post-retirement benefit obligation (determined as of the last day of the Company’s or the Guarantor’s (as applicable) most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company or the Guarantor (as applicable) and such obligations is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a Tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this Section 5.13(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.14        Private Offering by the Company. No Obligor nor anyone acting on an Obligor’s behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 15 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. No Obligor nor anyone acting on an Obligor’s behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.15        Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Section 9.8. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the assets of either Obligor and neither Obligor has any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.16        Existing Indebtedness; Liens. The Company (a) does not have outstanding any Indebtedness other than Permitted Indebtedness and Indebtedness under the Existing Financing Agreement with respect to which there is no “Event of Default” (as defined therein) and which will be repaid at Closing as provided in Section 4.13 and (b) has not agreed or consented to cause or permitted any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, other than Permitted Liens. The Guarantor (i) has no outstanding Indebtedness and (ii) has not agreed or consented to cause or permitted any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness other than the Notes.

Section 5.17        Foreign Assets Control Regulations, Etc.

(a)None of the Obligors nor any Controlled Entity, is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), or (ii) otherwise the subject or target of United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “U.S. Blocked Person”). None of the Obligors nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)None of the Obligors, nor any Controlled Entity, is a Person who is (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended, or (ii) a Person identified in or pursuant to (x) Part II.1 of the Criminal Code (Canada), as amended, or (y) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction (any such Person described in the foregoing clauses (i) and (ii), a “Canada Blocked Person” and each of codes, acts, regulations and orders described in the foregoing clauses (i) and (ii), “Canada Economic Sanctions Laws”).

(c)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any U.S. Blocked Person or Canada Blocked Person. No Obligor nor any Controlled Entity will use, directly or indirectly, any part of the proceeds from the sale of the Notes hereunder, in connection with any investment in, or any transactions or dealings with, any U.S. Blocked Person, Canada Blocked Person, or otherwise, in violation of U.S. Economic Sanctions or Canada Economic Sanctions Laws.

(d)None of the Obligors nor any Controlled Entity, (i) has been found in violation of, or charged with or convicted of money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), (ii) has been found in violation of, or charged with or convicted of a violation of, any Canada Economic Sanctions Laws or any U.S. Economic Sanctions, (iii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws, any U.S. Economic Sanctions or any Canada Economic Sanctions Laws, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (v) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Obligor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Obligor and each Controlled Entity have been and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws, U.S. Economic Sanctions and Canada Economic Sanctions Laws.

(e)(i) None of the Obligors, nor any Controlled Entity, (A) has been charged with, or convicted of bribery or any other corruption-related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti‑Corruption Laws”), (B) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (C) has been assessed civil or criminal penalties under any Anti‑Corruption Laws or (D) has violated, or has been or is the target of any sanctions imposed by the United Nations or the European Union;

(ii)     To the Company’s actual knowledge after making due inquiry, none of the Obligors nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (B) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (C) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(iii)     No Obligor will use, directly or indirectly, any part of the proceeds from the sale of the Notes hereunder for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each Obligor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Obligors and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
Section 5.18        Status under Certain Statutes. No Obligor is required to register as an “investment company” under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder, or subject to regulation under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder, or the ICC Termination Act of 1995, as amended.

Section 5.19        Environmental Matters.

(a)There is no pending, or to the actual knowledge of the Company threatened, Environmental Claim, investigation or inquiry by any Governmental Authority or any non-governmental third party, nor does either Obligor have actual knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Environmental Claim, investigation or inquiry, in each case which Environmental Claim, investigation or inquiry could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)The Company has not, and to the actual knowledge of the Company, no third party has, stored, used or Released, generated, manufactured, produced or disposed of any Hazardous Materials at, on or under any real property now or formerly owned, leased or operated by the Company, or, in the case of the Company, at any other location, in any case in a manner which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)The Company is, and at all times have been, in compliance with all Environmental Laws and has not received any notice that it is in violation of or in non-compliance with any Environmental Law, except in each case where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)To the knowledge of the Company, there is and has been no take of any species protected from take under applicable Environmental Laws with respect to construction or operation of the Project that could reasonably be expected to require a Permit under any Environmental Law.
(e)The Obligors have made available to each Purchaser all material environmental reports, studies or analyses and Applicable Permits concerning environmental, natural resource or wildlife issues related to the Project that are in the possession, custody or control of an Obligor.

Section 5.20        Ranking. When the Notes are issued and delivered against payment therefor in accordance with the terms of this Agreement, the Notes, and the obligations evidenced thereby, rank and at all times will rank in right of payment pari passu without any preference among themselves and at least pari passu with all other unsubordinated Indebtedness of the Obligors, whether now existing or hereafter outstanding.

Section 5.21        Solvency. Each Obligor is, and immediately after the consummation of the transactions to occur on the Closing Date and the issuance of the Notes and the issuance of any Letters of Credit under the LC Facility Credit Agreement, such Obligor will be, Solvent.

Section 5.22        Utilities. All utility services necessary for the operation of the Project for its intended purposes are available at the Site, and sufficient real property rights as may be necessary to ensure adequate ingress and egress from the Project exist for such purposes.

Section 5.23        Project Documents.

(a)True and complete copies of the Material Project Documents and any amendments or modifications thereto have been previously provided to each Purchaser.

(b)(i) The Company is not and, to the knowledge of the Company, no other party to any Material Project Document is, in default (and no event has occurred which with passage of time or notice or action by a third party could result in a default) in the performance of or compliance with any Material Project Document; (ii) each Material Project Document is in full force and effect and, to the knowledge of the Company, no termination event (or other event or condition which could immediately, or with the passage of time or notice or both, result in a termination or suspension of a party’s obligations under any Material Project Document) has occurred and is continuing thereunder; (iii) to the knowledge of the Company, no force majeure event has occurred and is continuing under any Material Project Document, and (iv) the Company has performed all material obligations required of it under the Material Project Documents.
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Section 5.24        Security Documents. The provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Collateral purported to be covered thereby. All necessary and appropriate recordings and filings have been made, or are being made concurrently herewith, in all necessary and appropriate public offices, and all other necessary and appropriate action has been, or is concurrently herewith being, taken, so that such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected on all right, title, estate and interest of the Obligors in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral purported to be covered by the Security Documents is on file in any recording office, except such as may have been filed in favor of the Collateral Agent for the benefit of the Secured Parties or in respect of any Permitted Lien and Liens granted in connection with the Existing Financing Agreement which Liens will be released prior to or simultaneously with Closing. All other necessary and appropriate action has been taken, or will be taken concurrently herewith, including delivery to the Collateral Agent of the certificates evidencing all of the issued and outstanding Equity Interests of the Company, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Obligors in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

Section 5.25        Insurance. Insurance complying with the requirements of Section 9.2 has been obtained and is in full force and effect and all premiums due thereon have been paid in full.

Section 5.26        Land Not in a Flood Zone. The Deed of Trust does not encumber real property that is improved with buildings or structures (including WTGs) that are, or are expected to be, located in an area that has been identified by the Director of FEMA as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, unless flood insurance for such property has been obtained in accordance with Section 9.2.

Section 5.27        Lines of Business. The Company is not engaged in any business other than the ownership, operation and maintenance of the Project and activities reasonably related thereto. The Guarantor is not engaged in any business other than the ownership of Equity Interests in the Company.

Section 5.28        Cash Grant.

(a)The Company has not taken any action that could reasonably be expected to, nor omitted to take any action which omission could reasonably be expected to, result in a recapture or denial of a Cash Grant with respect to the Project.

(b)All Cash Grant Applications (and any related or supplemental written correspondence, documentation or other information provided to any Governmental Authority in connection with all Cash Grant Applications) and reports required to be filed with respect to the Project have been timely filed in accordance with the Cash Grant Guidance and all such filings are true, correct and complete in all material respects.

(c)There are no pending or ongoing audits or proceedings with respect to the Company’s receipt of the Cash Grant and, to the Company’s knowledge, there are no such audits or proceedings anticipated.

(d)No Obligor has received any notice or other communication from the Treasury (including the Office of the Inspector General), the IRS or any other United States federal Governmental Authority questioning the amount of the Cash Grant paid to the Company.

(e)A Cash Grant in the amount of $69,460,892 was received on February 26, 2010.

Section 5.29        Labor Disputes and Force Majeure. Neither the business nor the properties of the Company are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

Section 5.30        Sufficiency of the Company’s Interests under the Co Tenancy Agreement. The access rights granted under the Real Property Documents are sufficient to provide adequate access to the Site as required for the ownership and operation of the Project by the Company. The real and personal assets owned by the Company (whether or not such assets are subject to the Co-Tenancy Agreement), including the WTGs, the collection lines, the substation, the transmission line and the balance of plant, are sufficient for the Project to be available for normal and continuous operation and for accepting, transmitting and delivering to the Delivery Point, in accordance with the Interconnection Agreement, the energy generated by the Project from time to time as contemplated in the Power Purchase Agreements.

Section 5.31        No Security Required. There is no requirement outstanding under the Interconnection Agreement, Host Community Agreements or any other Material Project Document, other than the Power Purchase Agreements, applicable to the Project requiring the payment of, or posting, of any security, bond or deposit or the establishment of any escrow or similar account.

ARTICLE 6

REPRESENTATIONS OF THE PURCHASERS

Section 6.1        Purchase for Investment; Status as an Accredited Investor; Investor Knowledge and Sophistication. Each Purchaser severally represents that (a) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control, (b) it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), (c) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes, (d) it and any accounts for which it is acting are each able to bear the economic risk of its investments and (e) it has received adequate information concerning the Company and the Notes to make an informed investment decision with respect to the purchase of the Notes. Each Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act (and that the Company is not required to register the Notes) and may be resold only (a) if registered pursuant to the provisions of the Securities Act, (b) if an exemption from registration is available or (c) if resold under circumstances where neither such registration nor such exemption is required by law, and that no Obligor is required to register the Notes.

Section 6.2        Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile;

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account;

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e);

(f)the Source is a governmental plan;

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
ARTICLE 7

INFORMATION AS TO THE OBLIGORS

Section 7.1        Financial and Business Information. The Company shall deliver or cause to be delivered to each holder of a Note that is an Institutional Investor:
(a)Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of,

(i)a balance sheet of the Company as at the end of such quarter; and

(ii)statements of income, changes in shareholders’ equity and cash flows, of the Company for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes;

(b)Annual Statements. Within one hundred fifty (150) days after the end of the fiscal year ending December 31, 2015, and within one hundred twenty (120) days after the end of each fiscal year of the Company thereafter, copies of,

(i)a balance sheet of the Company, as at the end of such year; and

(ii)statements of income, changes in shareholders’ equity and cash flows, of the Company for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that with respect to annual financial statements of the Company for the fiscal year ending December 31, 2015, such financial statements shall only cover the period from July 1, 2015 through December 31, 2015;
(c)SEC and Other Reports. Promptly upon becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public Securities holders generally) to the extent not otherwise already delivered to the Purchasers hereunder and (ii) if the Company, Guarantor or the Parent Entity becomes a reporting company under the Exchange Act, then and in such event, each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Purchaser or holder), and each final prospectus and all amendments thereto filed by the Company (or a parent company thereof) with the SEC;

(d)Notice of Default or Event of Default. Promptly, and in any event within five (5) Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)ERISA Matters. Promptly, and in any event within five (5) Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Obligors or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Obligors or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by the Obligors pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Obligors pursuant to Title I or IV of ERISA or such penalty or excise Tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)Notices from Governmental Authority. Promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to any Obligor from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)Resignation or Replacement of Auditors. Within ten (10) Business Days following the date on which the auditors of any Obligor resign or any Obligor elects to change auditors, as the case may be, notification thereof;

(h)Material Events. Promptly, and in any event within ten (10) Business Days after any Obligor obtains actual knowledge thereof, notification of: (A) the occurrence of any Casualty Event or Event of Eminent Domain with respect to the properties of either Obligor in excess of $3,000,000 in value in the aggregate, (B) any litigation or similar proceeding (including any Environmental Claim) affecting any Obligor or its properties that has resulted in or could reasonably be expected to have a Material Adverse Effect, (C) any notices or correspondence received by any Obligor from FERC relating to or arising out of the Company’s MBR Authority or EWG status, or (D) the occurrence of any other event that could reasonably be expected to have a Material Adverse Effect;

(i)Material Agreements. Promptly, and in any event not later than five (5) Business Days after the Company receives notice or gives notice, as the case may be, or obtains actual knowledge, thereof, (i) notification of any termination, cancellation or expiration, or notice of event of default under, any Material Project Document in respect of a Material portion of the Site, (ii) copies of any material written amendments or modifications to any Material Project Document, (iii) notification of any drawing or demand by Delmarva on the Delmarva Credit Support established by or on behalf of the Company as required under the Delmarva PPA, (iv) notification of any drawing or demand by Old Dominion on Old Dominion Credit Support established by or on behalf of the Company as required under the Old Dominion PPA; and (v) any claim of force majeure under any Project Document;

(j)Cash Grant. Promptly, and in any event not later than five (5) Business Days after the Company obtains any material notices or demands delivered to the Company by the Treasury or such other Governmental Authority with respect to any Cash Grant Application or any Cash Grant Recapture Damages, a copy thereof;

(k)Operating Reports. As soon as practicable but no later than sixty (60) days after the close of each quarterly period of its fiscal year, a quarterly summary operating report substantially in the form attached hereto as Schedule 7.1(k), which shall include: (i) a quarterly and year-to-date numerical and narrative assessment of (A) the Project’s electrical production and delivery, (B) the actual O&M Costs and Emergency Payments incurred by the Company in the relevant period (including a description of any material discrepancies of such O&M Costs by comparison with the Annual Operating Plan), (C) the Project’s compliance with each material category in the Annual Operating Plan, (D) cash receipts and disbursements and cash balances, including any distributions permitted under this Agreement, debt service payments and balances in the Collateral Accounts, including without limitation an accounting of all payments made pursuant to Section 2.01(h) of the Collateral Agency Agreement for the preceding quarter, (E) actual average wind speed, the capacity factor, direction data, Directed Curtailment (as defined under the O&M Agreement) and other information provided to the Company as set forth in Section 5.42.2 of the O&M Agreement, (F) the Project’s availability and unscheduled maintenance performed with respect to the WTGs and any other portion of the Project, (G) replacement of equipment not contemplated by the then current Annual Operating Plan of value in excess of $150,000, (I) material disputes with contractors, materialmen, suppliers or others and any related material claims against the Company or Guarantor either individually or in the aggregate equal to or greater than $150,000, and (J) information pertaining to the calculation of the “Mechanical Availability Percentage” (as defined in the Power Purchase Agreements) for the prior “Period” (as defined in the Power Purchase Agreements); (ii) a comparison of year-to-date figures to corresponding figures provided in the Annual Operating Plan, (iii) notice of any forced outage with respect to the Project lasting for more than (A) one hundred twenty (120) consecutive hours with respect to any WTG and (B) seventy-two (72) consecutive hours with respect to a transmission line outage or a substation outage, (iv) information with respect to any materialman’s, mechanic’s or other like Lien that has been recorded against the Company or the Site other than a Permitted Lien and (v) information relating to any adjustments to Energy Payment Rate and REC Payment Rate (each as defined in the Power Purchase Agreements), other than fluctuations to such rates due to negative Locational Margin Price (as defined in the Power Purchase Agreements) adjustments of less than 10%.

(l)Requested Information. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or relating to the ability of any Obligor to perform its obligations hereunder and under the Financing Documents to which it is a party as from time to time may be reasonably requested by any Holder;

(m)Electronic Delivery. Financial statements, other information and Officer’s Certificates that are required to be delivered by the Obligors pursuant to Sections 7.1(a), (b), (c) or (k) shall be deemed to have been delivered if the Obligors satisfy any of the following requirements with respect thereto:

(i)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and/or such operating reports satisfying the requirements of Section 7.1(k) are delivered to each holder of a Note by e-mail;
(ii)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and/or and such operating reports satisfying the requirements of Section 7.1(k) are timely posted by or on behalf of the Obligors on Onehub or on any other similar website to which each holder of Notes has free access and the ability to download and print such items; or

(iii)the Company has filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on Onehub or on any other similar website to which each holder of Notes has free access and the ability to download and print such items;

provided however, that in the case of any of clause (ii) or (iii), the Company shall have given each Holder prior written notice, which may be by e-mail or in accordance with Article 18, of such posting or filing in connection with each delivery, provided, further, that upon request of any Holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Obligors will promptly e-mail them or deliver such paper copies, as the case may be, to such Holder.

Section 7.2        Officer’s Certificates. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by an Officer’s Certificate executed by a Senior Financial Officer setting forth a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Obligors shall have taken or proposes to take with respect thereto.

Section 7.3        Visitation. The Obligors shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Obligors to discuss the affairs, finances and accounts of the Obligors with the Obligors’ officers, and (with the consent of the relevant Obligor, which consent will not be unreasonably delayed or withheld) to visit the other offices and properties of either Obligor, not more than once each calendar year during normal business hours; and

(b)Default - if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of the Obligors, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Obligors with the Obligors’ officers and independent public accountants (and by this provision each Obligor authorizes said accountants to discuss the affairs, finances and accounts of the Obligors), all at such times and as often as may be reasonably requested.

ARTICLE 8
PAYMENT OF THE NOTES

Section 8.1        Payment; Maturity. Installment payments of principal of each Note shall be due and made, at par and without payment of the Make-Whole Amount, or any premium, on each Repayment Date in accordance with the amortization schedule attached hereto as Schedule 8.1, and interest on each Note shall be paid commencing on December 31, 2015 in accordance with the terms of the Notes; provided, that upon any partial prepayment of the Notes pursuant to Section 8.2 or 8.5, the principal amount of each installment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment. As provided therein, each Note shall mature and all remaining unpaid principal and accrued interest shall be due and payable on the stated maturity date thereof.

Section 8.2        Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay on any Repayment Date all, or from time to time any part of, the Notes, in an amount not less than $2,000,000 or a whole multiple of $500,000 in excess thereof, or if less, the entire principal amount thereof then outstanding, at 100% of the principal amount so prepaid, together with unpaid interest accrued thereon to the date of such prepayment, and, if such prepayment occurs on or prior to the date that is three (3) months prior to the Final Maturity Date, the Make‑Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment (unless the Company and the Required Holders agree to another time period). Each such notice shall specify such date (which shall be a Repayment Date), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by an Officer’s Certificate as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes an Officer’s Certificate specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3        Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated pro rata among the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes not theretofore called for prepayment.

Section 8.4        Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Article 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5        Mandatory Offers to Prepay.

(a)Mandatory Prepayment Offer Events.

(i)Change in Control. Promptly, and in any event within five (5) Business Days after the date upon which a transaction that gives rise to a Change in Control Triggering Event is consummated, or at the Company’s option, prior to the consummation of a transaction giving rise to such Change in Control but after the public announcement of such transaction, in either case unless the Company has previously or concurrently elected to prepay all of the Notes pursuant to Section 8.2, the Company shall make an Offer to Prepay all (but not less than all) of the Notes of each holder, at a price in cash equal to 100% of the outstanding principal amount thereof, together with unpaid interest accrued thereon, if any, to, but not including, the Purchase Date. An Offer to Prepay in connection with a Change in Control Triggering Event may be made in advance of a Change in Control Triggering Event, conditional upon such Change in Control Triggering Event, if a definitive agreement is in place for the Change in Control at the time of the making of such Offer to Prepay. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(i).

(ii)Asset Disposition Payments. If the Company consummates Asset Dispositions after the Closing and the Net Cash Proceeds received by or on behalf of the Company during a fiscal year exceed in the aggregate $2,000,000, then, within five (5) Business Days after receipt of the Net Cash Proceeds of the current Asset Disposition giving rise to Net Cash Proceeds in excess of such threshold and of the Net Cash Proceeds of each Asset Disposition thereafter in such fiscal year, the Company shall make an offer to all holders of the Notes, and, to the holders of any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds, to prepay the maximum aggregate principal amount of the Notes and such other Senior Indebtedness that may be prepaid out of such Net Cash Proceeds (of the Asset Disposition which crosses such threshold and each subsequent Asset Disposition in such fiscal year) at a price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date; provided that such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds) shall be excluded from the requirements of this clause (ii) if (x) in good faith the Company intends to reinvest (or commits to reinvest) all or any portion of such Net Cash Proceeds in assets useful for their business within one hundred eighty (180) days following receipt of such Net Cash Proceeds, and the Company so reinvests such Net Cash Proceeds within such period or (y) if the Company enters into a legally binding commitment to reinvest such Net Cash Proceeds within one hundred eighty (180) days following receipt thereof, and the Company so reinvests such Net Cash Proceeds within ninety (90) days following such one hundred eighty (180) day period; provided, further, that a Responsible Officer of the Company shall certify to the holders of Notes such good faith intention to reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds within ten (10) Business Days after receipt thereof. To the extent that the aggregate amount of Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceed tendered pursuant to an Offer to Prepay is less than the amount of such Net Cash Proceeds that is received, the Company may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(ii).

(iii)Compensation Payments. If the Company or the Guarantor receives Net Cash Proceeds in excess of $3,000,000 in respect of any Casualty Event or any Event of Eminent Domain, within five (5) Business Days after receipt thereof, the Company shall make an offer to all holders of the Notes, and, any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds, to prepay the maximum aggregate principal amount of the Notes and such other Senior Indebtedness that may be prepaid out of such Net Cash Proceeds at a price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date; provided that such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds) shall be excluded from the requirements of this clause (iii) if (x) in good faith the Company intends to reinvest (or commits to reinvest) all or any portion of such Net Cash Proceeds in assets useful for their business within one hundred eighty (180) days following receipt of such Net Cash Proceeds, and the Company so reinvests such Net Cash Proceeds within such period or (y) if the Company enters into a legally binding commitment to reinvest such Net Cash Proceeds within one hundred eighty (180) days following receipt thereof, and the Company so reinvests such Net Cash Proceeds within ninety (90) days following such one hundred eighty (180) day period; provided, further, that a Responsible Officer of the Company shall certify to the holders of Notes such good faith intention to reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds within ten (10) Business Days after receipt thereof. To the extent that the aggregate amount of Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds tendered pursuant to an Offer to Prepay is less than the amount of such Net Cash Proceeds that is received, the Company may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(iii).

(iv)Upwind Array Event. In the event that an Upwind Array Event shall occur, then, on a date within thirty (30) days of such event (such date, the “Adjustment Date”), the Company shall calculate and deliver to each holder of the Notes a projected Debt Service Coverage Ratio as of such date calculated on the same basis as the Base Case Model (which such projected Debt Service Coverage Ratio shall be reasonably acceptable to the Required Holders) and taking into account only the effect of such Upwind Array Event on the expected power production of the Project as determined by the Independent Engineer but otherwise using assumptions used in the Base Case Model. In the event that there occurs an Upwind Array Event and such projected Debt Service Coverage Ratio, calculated as of each applicable Repayment Date thereafter, shall be less than 1.45 to 1.00 under a P90 Production Scenario (“Minimum DSCR”) for the applicable period ending on such Repayment Date, then, within five (5) Business Days after the Adjustment Date, the Company shall make an offer to all holders of the Notes, and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment in such event, to prepay the aggregate principal amount of the Notes and such other Senior Indebtedness necessary so as to achieve the Minimum DSCR (the “Upwind Array Prepayment Amount”) after giving effect to such prepayment at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date. To the extent that the aggregate amount of Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment in such event tendered pursuant to an Offer to Prepay is less than the amount of the Upwind Array Prepayment Amount, the Company shall subsequently prepay the remainder of the Notes and such other Senior Indebtedness that are so tendered, until the Minimum DSCR can be achieved after giving effect to such prepayment. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(iv).

(v)Liquidated Damages Payments. In the event that the Company receives Net Cash Proceeds of any liquidated damages under any Material Project Document in excess of $3,000,000, within five (5) Business Days after receipt thereof, the Company shall make an offer to all holders of the Notes, and, any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds, to prepay the maximum aggregate principal amount of the Notes and such other Senior Indebtedness that may be prepaid out of such Net Cash Proceeds at a price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date. To the extent that the aggregate amount of Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds tendered pursuant to an Offer to Prepay is less than the amount of such Net Cash Proceeds that is received, the Company may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(v).

(vi)Termination of Material Project Documents. Subject to the rights of the Holders under Articles XI and XII, In the event that any Material Project Document is terminated for any reason other than a breach by the Company or expiration in accordance with its terms and the Company receives Net Cash Proceeds in excess of $3,000,000 within five (5) Business Days after receipt thereof, the Company shall make an offer to all holders of the Notes, and, any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds, to prepay the maximum aggregate principal amount of the Notes and such other Senior Indebtedness that may be prepaid out of such Net Cash Proceeds at a price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date. To the extent that the aggregate amount of Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds tendered pursuant to an Offer to Prepay is less than the amount of such Net Cash Proceeds that is received, the Company may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(vi).

(vii)Distribution Suspense. In the circumstances set forth in Section 3.03(e)(iii) of the Collateral Agency Agreement, the Company shall make an offer to all holders of the Notes, and, to the holders of any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment in the circumstances set forth in Section 3.03(e)(iii) of the Collateral Agency Agreement, to prepay the maximum aggregate principal amount of the Notes and such other Senior Indebtedness that may be prepaid from the applicable amounts then held in the Distribution Account and subject to such provisions at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date. To the extent that the aggregate amount of Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment in such circumstance tendered pursuant to an Offer to Prepay is less than such applicable amounts held in the Distribution Account, any remaining amounts may be retained by the Company in the Distribution Account. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(vii).

(b)     Procedures for Offers to Prepay. Any offer to prepay the Notes pursuant to Section 8.5(a) (each an “Offer to Prepay”) shall be made as set forth in this Section 8.5(b).
(i)     On the date (the “Offer Date”) specified in Section 8.5(a)(i), Section 8.5(a)(ii), Section 8.5(a)(iii), Section 8.5(a)(iv), Section 8.5(a)(v), Section 8.5(a)(vi) or Section 8.5(a)(vii), as applicable, the Company shall make an Offer to Prepay, which shall remain open for a period of at least twenty (20) days following its commencement (the “Offer Period”), by sending a notice to each holder of Notes in accordance with Article 18 which notice shall contain all instructions and materials necessary to enable each holder of Notes to accept the Offer to Prepay with respect to its Notes and, if applicable, to tender its Notes with respect to such Offer to Prepay, it being understood that each holder shall have the right to accept the Offer to Prepay prior to the expiration of the applicable Offer Period. Such notice, which shall govern the terms of the Offer to Prepay, shall describe the events or circumstances giving rise to such Offer to Prepay, and shall state that such Offer to Prepay is being made pursuant to this Section 8.5(b) and shall state:

(1)if applicable, the aggregate amount being offered by the Company to prepay the Notes and to pay unpaid accrued interest on the principal amount of the Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment to be made pursuant to such Offer to Prepay;

(2)the date (the “Purchase Date”), which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the Offer Date, the Company shall repay the Notes validly tendered for prepayment pursuant to this Section 8.5(b); provided that if the Offer to Prepay is conditioned upon the occurrence of a Change in Control, such Purchase Date may be extended to the date of the occurrence of such Change in Control even if later than such sixtieth (60th) day;

(3)that during the Offer Period, each holder of Notes has the right to accept or decline such Offer to Prepay as to its pro rata share thereof (such pro rata share to be determined by multiplying the aggregate amount of such Offer to Prepay by a fraction, the numerator of which is the aggregate principal amount of the Notes owing to such holder on the Offer Date and the denominator of which is the aggregate principal amount of all outstanding Notes and any other

Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment as of the Offer Date);

(4)that any Note not tendered by the relevant holder for prepayment shall continue to accrue interest;

(5)that, unless the Company defaults in making such payment, the Notes tendered for payment pursuant to the Offer to Prepay shall cease to accrue interest after the Purchase Date;

(6)that any holder of Notes electing (x) to have its pro rata share (as determined in accordance with clause (3) above) of the proposed prepayment shall provide a notice of acceptance, (y) to have less than its pro rata share (as determined in accordance with clause (3) above) of the proposed prepayment shall provide a notice of acceptance, which shall include the amount and Notes to be prepaid, or (z) not to have its Notes (or any portion thereof) prepaid shall provide a notice of rejection, in each case within twenty (20) days after receipt by such holder of the Offer to Prepay, and that failure of any holder of Notes to so provide such notice of acceptance or notice of rejection within such twenty (20) days shall be deemed to be a rejection by such holder of its pro rata share (as determined in accordance with clause (3) above) of such Offer to Prepay;

(7)that holders electing to have any Notes purchased in full (to the extent cash is available therefor) pursuant to an Offer to Prepay will be required to surrender such Notes within ten (10) Business Days after purchase; and

(8)the private placement number, if any, printed on such Notes.

(ii)     The Company shall, at least two (2) Business Days prior to the Purchase Date, deliver to each holder of the Notes being prepaid an Officer’s Certificate confirming the principal amount of each Note held by such holder to be prepaid, and the interest to be paid to such holder on the Purchase Date.

(iii)     On the Purchase Date, the Company shall, (A) to the extent lawful, accept for payment the Notes or portions thereof tendered for repayment pursuant to the related Offer to Prepay and (B) pay to each applicable holder an amount equal to the payment required in respect of such holder’s Notes or portions thereof so tendered; provided, that any prepayment of the Notes pursuant to Section 8.5(a)(iv) shall be payable (x) only to extent funds are available therefor pursuant to Section 3.03(d)(iii) of the Collateral Agency Agreement and (y) not later than each Repayment Date after such Adjustment Date until the Upwind Array Prepayment Amount is paid in full. The Company shall on the Purchase Date pay to each tendering holder of Notes the amount due pursuant to Section 8.5(a) with respect to such Notes tendered by such holder. On the Purchase Date, all Notes purchased or repaid by the Company shall be delivered to the Company for cancellation.

(iv)     If the Company complies with the provisions of the preceding clause, on and after the Purchase Date interest shall cease to accrue on the Notes or the portions thereof repurchased or repaid. If any holder of Notes accepts an Offer to Prepay pursuant to Section 8.5

(a) and such acceptance is not rescinded but the Company does not repurchase or repay such Note, interest shall be paid on the unpaid principal, from the Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.
(c)     Notwithstanding anything in this Section 8.5 to the contrary, in the event that the terms of any other Senior Indebtedness permitted under Section 10.5 require the prepayment (or cash collateralization) thereof in the circumstances requiring an Offer to Prepay pursuant to Section 8.5(a), the amount of such other Senior Indebtedness required to be prepaid or cash collateralized shall be deemed to be tendered in full pursuant to such Offer to Prepay, and the amount or proceeds required to be applied to prepayment pursuant to Section 8.5(a) shall be applied ratably to the prepayment (or cash collateralization) of such other Senior Indebtedness and to the Notes tendered pursuant to such Offer to Prepay, together with accrued interest thereon, as applicable.

Section 8.6        Purchase of Notes. The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by any Obligor or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7        Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.8        Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) subject to clause (b) of this Section, any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day, and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on any scheduled repayment date or the maturity date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

ARTICLE 9

AFFIRMATIVE COVENANTS

The Obligors jointly and severally covenant that so long as any of the Notes are outstanding:
Section 9.1        Compliance with Laws. Without limiting Section 10.3, the Obligors will (a) comply in all material respects with all Applicable Laws (including Environmental Laws, the USA PATRIOT Act and the other laws and regulations referred to in Section 5.17 hereto) and (b) maintain and, from time to time obtain and renew, all Applicable Permits, as is or in the future shall be necessary for the ownership, operation and maintenance of the Project in accordance with the Transaction Documents and Applicable Laws.

Section 9.2        Insurance. The Company will at all times, without cost to the Collateral Agent or any other Secured Party, maintain or cause to be maintained, insurance in accordance with, and comply with, the requirements set forth on Schedule 9.2 hereto.

Section 9.3        Maintenance of Properties.

(a)The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), and operate and maintain the Project in all material respects in accordance with Prudent Industry Practices, Applicable Laws, Applicable Permits and the Material Project Documents.

(b)The Company will preserve and maintain good and valid title or leasehold or easement rights to its Material properties (subject to no Liens other than Permitted Liens).

(c)The Guarantor will preserve and maintain good and valid title to 100% of the Equity Interests in the Company.

Section 9.4         Payment of Taxes and Utility Charges; Fees. The Obligors will file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, levies or utility charges imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent; provided that the Obligors will not be required to pay any such Tax, assessment, charge or levy to the extent that (x) the amount, applicability or validity thereof is contested by an Obligor on a timely basis in good faith and in appropriate proceedings, and such Obligor has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or (y) the nonpayment of such Taxes, assessments, charges and levies, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 9.5         Legal Existence, Conduct of Business, Payment of Obligations, Etc. Subject to Section 10.2, each Obligor will at all times (a) preserve and keep in full force and effect its legal existence as a Delaware limited liability company, (b) in the case of the Company, maintain its ability to transact business in Pennsylvania and in any jurisdiction necessary to conduct its business and to maintain and operate the Project, (c) maintain all material rights, privileges and franchises necessary in the normal conduct of its business and (d) pay all of its Material obligations, howsoever arising, as and when due and payable, except (i) such as may be contested in good faith or as to which a bona fide dispute may exist and (ii) the Obligors’ trade payables which shall be paid in the ordinary course of business.

Section 9.6        Books and Records. Each Obligor will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor. Each Obligor will keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets and sufficient to demonstrate that the Cash Grant proceeds were properly obtained in accordance with Cash Grant program and the Cash Grant Terms and Conditions. The Obligors have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Obligors will continue to maintain such system.

Section 9.7         Continued Perfection of Security Interests.

(a)The Obligors shall preserve and maintain the security interests granted under the Security Documents and will (i) correct any material defect or error that may be discovered in any Security Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as is necessary or as the Collateral Agent may reasonably require from time to time in order to (A) subject the Obligors’ properties, assets, rights or interest to the Liens intended to be covered by any of the Security

Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (C) assure, convey, grant, assign, transfer, preserve and protect the rights granted or now or hereafter intended to be granted to the holders of the Notes under any Financing Document or under any other instrument executed in connection with any Financing Document to which any Obligor is or is to be a party; in each case in such form and at such times as shall be reasonably satisfactory to the Collateral Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) relating to compliance with this Section 9.7.

(b)If the Company shall at any time acquire any real property or leasehold, easement or other interest in real property that is not covered by the Mortgage and that is Material to the Project, and upon which it is permitted to grant a Lien to the Secured Parties, then, promptly upon such acquisition the Company shall (i) execute, deliver and record a supplement to the Mortgage (or a new Mortgage), reasonably satisfactory in form and substance to the Collateral Agent and the Required Holders (it being acknowledged and agreed that if such supplement or new Mortgage is substantially consistent with the Mortgage delivered on the Closing Date, such supplement or new Mortgage shall be deemed to be satisfactory to the Collateral Agent and the Required Holders), subjecting such real property or leasehold, easement or other interests to the Lien and security interest created by the Mortgage, and (ii) if reasonably requested by the Collateral Agent or the Required Holders, at the Company’s expense, deliver to the Secured Parties title insurance, surveys, consents and legal opinions with respect to such after‑acquired property in form and scope substantially consistent with the corresponding documentation delivered pursuant to Sections 4.4, 4.22, 4.26 with respect to the Mortgage.

Section 9.8        Use of Proceeds. The Company will apply the proceeds of the sale of the Notes solely (a) to repay the Indebtedness and any other obligations under the Existing Financing Agreement, (b) to pay transaction fees and expenses incurred in connection with the Closing and the other transactions occurring on the Closing Date, (c) to fund on the Closing Date the Debt Service Reserve Requirement (except to the extent satisfied through the issuance of the DSR Letter of Credit), (d) to make Restricted Payments as permitted under Section 10.8 and (e) for any other general corporate purpose of the Company.

Section 9.9        Ratings. The Company will, no later than sixty (60) days following the Closing Date, procure a final ratings letter from Fitch assigning the Notes a rating and, thereafter, the Company shall use commercially reasonable efforts to maintain a current rating (but not any particular rating) from Fitch in respect of the Notes.

Section 9.10        Project Revenues. The Company shall deposit in the Operating Account (as defined in the Collateral Agency Agreement) all Project Revenues pursuant to the Collateral Agency Agreement, for application solely for the purposes and in the order and manner provided in the Collateral Agency Agreement.

Section 9.11        Compliance with Material Project Documents. The Company shall duly and punctually perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Documents in all material respects.

Section 9.12        Annual Operating Plan. Not less than fifteen (15) days in advance of the beginning of each fiscal year of the Company, the Company shall prepare and deliver (or cause to be prepared and delivered) to the holders of the Notes a final annual operating plan (each, an “Annual Operating Plan”) for the ensuing fiscal year, and each such Annual Operating Plan shall: (a) be substantially in the form of Schedule 9.12 attached hereto, (b) be prepared on a substantially similar basis to the immediately preceding Annual Operating Plan (including the budget attached thereto), and consistent with the methodology set forth in the Base Case Model, (c) include the same general categories of revenue and cost, including all operating and maintenance costs, debt service, insurance premiums and other costs, charges and liabilities payable by the Obligors, (d) contain a reasonably detailed narrative description of maintenance and repair activities expected or planned for the upcoming year with respect to the Project, the planned purchases of spare parts and other personal property necessary or useful to the operation, maintenance, service and repair of the Project, and any event or condition forecasted for the relevant year that is likely to require the incurrence of expense items with respect to the Project in an amount that is more than fifteen percent (15%) higher than the corresponding amount set forth with respect to such category in the Base Case Model for such year; and (e) shall contain a budget detailed by month of anticipated revenues and anticipated expenditures of the Obligors with respect to the Project, such budget to include debt service, proposed distributions, maintenance (including Major Maintenance), repair and operation expenses (including reasonable allowance for contingencies), costs and expenses related to the purchase of spare parts and other personal property necessary or useful to the operation, maintenance, service and repair of the Project, insurance premiums, reserves and all other anticipated O&M Costs for each applicable fiscal year of the Company.

Section 9.13        Energy Regulation. The Company shall take or cause to be taken all necessary or appropriate actions so that the Company will maintain and be in material compliance with each of the Company’s MBR Authority and will be and maintain its status as an EWG and otherwise be in material compliance with the requirements of the FPA and PUHCA, and FERC’s regulations thereunder and any applicable state and local (including PUC) regulatory requirements necessary for the operation and maintenance of the Project. The Company shall either (i) file the Co-Tenancy Agreement with FERC under Section 205 of the FPA with a requested effective date of not later than the initial generation of electric energy by the Armenia Mountain 2 Project, or (ii) if the Co-Tenancy Agreement has been filed with FERC under Section 205 of the FPA by the Armenia Mountain 2 Project Company, file a certificate of concurrence and tariff record with FERC under Section 205 of the FPA, consistent with FERC’s applicable regulations.

Section 9.14        Cash Grant. Until the expiration of the Cash Grant Recapture Period, the Obligors shall comply with the Cash Grant Guidance and the Cash Grant Terms and Conditions with regard to the Cash Grant received by the Company with respect to the Project, including, without limitation, all requirements to file annual performance reports, file annual certifications that the Project has not been disposed of to a Disqualified Person and that the Project continues to qualify as “specified energy property” (as such terms are defined in the Cash Grant Terms and Conditions) and maintain proper project, financial and accounting records. Without limiting the foregoing, from the date hereof until the end of the Cash Grant Recapture Period, neither of the Obligors nor any of the direct or indirect owners thereof whose ownership could result in an recapture of all or any part of the Cash Grant, shall be a Disqualified Person. The Obligors shall promptly deliver to the holders of the Notes copies of any reports filed after the date hereof with, and annual certifications made to, the Treasury by any Obligor or any of its Affiliates with respect to the Cash Grant issued with respect to the Project.

Section 9.15        Seller Credit Support. The Company shall maintain the Seller Credit Support at all times and in such amounts as shall be required under the applicable Power Purchase Agreement and all other credit support required under the other Project Documents.

Section 9.16        Separateness. Each Obligor will, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of such Obligor or any constituent party of such Obligor), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, separate stationery, separate bank accounts, invoices and checks bearing its own name and shall otherwise comply with the provisions of Schedule 9.16.

ARTICLE 10

NEGATIVE COVENANTS

The Obligors jointly and severally covenant that so long as any of the Notes are outstanding:
Section 10.1        Transactions with Affiliates. No Obligor will enter into, directly or indirectly, any transaction or group of related transactions (including, without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate of either Obligor, other than the O&M Agreement, the Co-Tenancy Agreement and the Build-Out Agreement and except on fair and reasonable terms no less favorable to such Obligor than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate.

Section 10.2        Prohibition on Fundamental Changes; Line of Business.
(a)No Obligor will enter into any transaction of merger or consolidation, change its form or jurisdiction of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), dispose of all or substantially all of its assets in a single transaction or series of related transactions or discontinue its business.

(b)No Obligor shall form any Subsidiaries or purchase or otherwise acquire all or substantially all of the assets or any class of stock or ownership interest of any other Person or become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company.

(c)The Company will not engage in any business other than the ownership, operation, maintenance, use (including the generation, sale and transmission of electric energy), and financing of the Project and activities reasonably related thereto. The Guarantor will not engage in any business other than ownership of 100% of the Equity Interests in the Company.
(d)The Company shall not issue Equity Interests to any Person other than the Guarantor.

Section 10.3        Terrorism Sanctions Regulations. No Obligor shall, nor shall it suffer or permit any Controlled Entity, to (a) become (including by virtue of being owned or controlled by a U.S. Blocked Person or Canada Blocked Person), own or control a U.S. Blocked Person or Canada Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, (b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions or Canada Economic Sanctions Laws, or (c) engage in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions or Canada Economic Sanctions Laws.

Section 10.4        Liens. The Company shall not create, incur, assume or suffer to exist any Lien on or with respect to any of its property or its assets (including any Collateral), whether now owned or held or hereafter acquired, except for Permitted Liens. The Guarantor shall not create, incur, assume or suffer to exist any Lien on or with respect to any of its property or its assets (including any Collateral), whether now owned or held or hereafter acquired except for Liens created under the Pledge Agreement.

Section 10.5        Indebtedness.

(a)     The Company shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except the following (collectively, “Permitted Indebtedness”):

(i)Indebtedness incurred in respect of the Notes;

(ii)Indebtedness under the LC Facility Credit Agreement providing for LOC Loans and Letters of Credit for the account of the Company in an aggregate principal amount (including the stated amount under such Letters of Credit) not in excess of $12,475,000, so long as the LC Facility Administrative Agent on behalf of the LC Lenders and the LC Issuing Bank, the LC Lenders and the LC Issuing Bank are party to the Collateral Agency Agreement as contemplated therein;

(iii)Indebtedness in respect of current accounts and other trade payables incurred in the ordinary course of business and having a term not in excess of ninety (90) days;

(iv)(A) Capital Leases and (B) Purchase Money Indebtedness; provided, that the aggregate principal amount and the capitalized portion of such obligations do not at any one time exceed $1,000,000 in the aggregate at any one time outstanding;

(v)Indebtedness in respect of performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case required in the ordinary course of business under Applicable Law or by the terms of a Material Project Document in an aggregate principal amount not to exceed the amount required under Applicable Law or by the terms of the applicable Material Project Document; and

(vi)“deposit only” endorsements on checks payable to the order of the Company.

(b)     The Guarantor shall not incur any Indebtedness other than:

(i)     Indebtedness incurred in respect of the Notes; and

(ii)    Indebtedness under the LC Facility Credit Agreement providing for LOC Loans and Letters of Credit for the account of the Company in an aggregate principal amount (including the stated amount under such Letters of Credit) not in excess of $12,475,000, so long as the LC Facility Administrative Agent on behalf of the LC Lenders and the LC Issuing Bank, the LC Lenders and the LC Issuing Bank are party to the Collateral Agency Agreement as contemplated therein.

Section 10.6        Sale of Assets. The Company will not enter into any Asset Disposition. The Guarantor shall not engage in any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of any of its property or assets to any Person.

Section 10.7        Investments. No Obligor will make or hold any Investment, except any Investment in, or that at the time of making such Investment was, Cash Equivalents.

Section 10.8        Restricted Payments. The Company will not declare or make, or agree to pay or make any Restricted Payment, unless:

(a)no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)the Debt Service Coverage Ratio for the period ending on the most recent Repayment Date shall be equal to or greater than 1.20 to 1.00;

(c)the Projected Debt Service Coverage Ratio for the period commencing on the most recent Repayment Date shall be equal to or greater than 1.20 to 1.00;

(d)the Debt Service Reserve Account have been fully funded in an amount equal to the Debt Service Reserve Requirement and the LC Reserve Account has been fully funded in an amount equal to the LC Reserve Requirement;

(e)no LOC Loans are outstanding and there are no outstanding LOC Disbursements that have not been repaid; and

(f)the Company shall have delivered to each holder a certificate certifying to the effect that each of the foregoing conditions shall have been satisfied.
All Restricted Payments permitted by this Section 10.8 shall be made only on a Distribution Date solely from funds which are available for distribution to the Company for such purpose pursuant to the terms of the Collateral Agency Agreement.

Section 10.9        Amendments to Organizational Documents; Etc.

(a)No Obligor will make any amendment, modification or change to its charter or its limited liability operating agreement that is adverse to the interests of the holders of the Notes in any material respect without the prior written consent of the Required Holders.

(b)No Obligor will make any change in fiscal year end date from December 31.

(c)No Obligor will change its name or the location of its chief executive office, principal place of business or federal identification number without written notice to the Collateral Agent and the holders of the Notes at least thirty (30) prior to such date.

Section 10.10        Swap Agreements. No Obligor shall enter into any Swap Agreement or engage in any similar transaction.

Section 10.11        Material Project Documents; Etc.

(a)The Company shall not cause, consent to, or permit any termination (other than upon a stated expiration date), amendment, replacement, modification, assignment, variance or waiver of timely compliance with any terms or conditions of any of the Material Project Documents to which it is a party other than pursuant to the Security Documents, except:

(i)amendments, modifications, variances or waivers of each of the Power Purchase Agreements, the Interconnection Agreement, the Build-Out Agreement, the Leases, the Easements or the Co-Tenancy Agreement that are not Material;

(ii)in the case of any termination of any Lease or Easement in respect of a Material portion of the Site, the Company acquires title to the real property covered thereby; and

(iii)any termination, amendment, replacement, modification, variance or waiver of a Material Project Document (other than the Power Purchase Agreements, the Interconnection Agreement, the Build-Out Agreement, the Co-Tenancy Agreement, any Lease or any Easement), (A) to the extent that such termination, amendment, replacement, modification, variance or waiver could not reasonably be expected to result in a Material Adverse Effect and (B) and, in the case of any termination or replacement of the O&M Agreement (or any Additional Project Document entered into in replacement of any of the foregoing in accordance with the terms hereof), so long as such Material Project Document is replaced within sixty (60) days from such termination with an Additional Project Document that meets the standards of a replacement agreement set forth in Section 10.11(b).

(b)The Company shall not enter into any Additional Project Documents unless (i) entering into such document could not reasonably be expected to result in a Material Adverse Effect, (ii) with respect to any Additional Project Document that is in replacement for the O&M Agreement (or any Additional Project Document entered into in replacement of any of the foregoing in accordance with the terms hereof), so long as the applicable counterparty is a Person with substantial experience with, and competence in, the provision of operations and maintenance services for wind power generation facilities of a type and scope similar to the Project, and (iii) the Company has delivered to each holder (or its counsel) a counterparty consent to collateral assignment substantially in the form of Exhibit D-1 or otherwise in form and substance satisfactory to the Required Holders, acting reasonably.

(c)The Guarantor shall not enter into any agreement, contract or other document (other than the Pledge Agreement) without the express written consent of the Required Holders.

Section 10.12        Collateral Accounts. The Company will not open and maintain, or otherwise deposit or withdraw sums from any deposit accounts or securities accounts, other than the Collateral Accounts.

Section 10.13        Tax Status. Neither Obligor will take any action to be treated as an association taxable as a corporation nor will it make, nor permit to be made, an election to be treated as an association taxable as a corporation for U.S. federal, state, or local income Tax purposes.

Section 10.14        Project Expansion. The Company will not expand, repower or otherwise increase the number of WTGs or other wind turbines at the Project.

Section 10.15        Prohibition of Claims for PTCs or ITCs. No Obligor will claim, or cause to be claimed, any tax credit under Section 45 or Section 48 of the Code (or any successors to such sections) with respect to the property described in the Cash Grant Application or the electricity generation of such property.

Section 10.16        Co-Tenancy Actions.

(a)The Company shall not approve or consent to any of the matters set forth in Section 5.3 of the Co-Tenancy Agreement, withdraw from the Co-Tenancy Agreement or surrender or abandon its “Undivided Interest” (as such term is defined in the Co-Tenancy Agreement) without the prior written consent of Required Holders.

(b)The Company shall not take any action to seek or fail to oppose or acquiesce in any action that seeks a partition or any other type of division of the Shared Premises Easements, Shared Premises Rights, Shared Premises Improvements or the Shared Facilities.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.1        Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)any Obligor defaults in the payment of any principal of or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)any Obligor defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c)any Obligor defaults in the performance of or compliance with any obligation or covenant contained in Sections 7.1(d), 9.2, 9.5(a), 9.8, 9.14, or Article 10; or

(d)any Obligor defaults in the performance of or compliance with any obligation or covenant contained herein (other than those referred to in Section 11.1(a), (b) and (c)) or in any other Financing Document and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) such Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11.1(d)); provided, however, that if such default is of a nature that it cannot be reasonably cured within such thirty (30) day period but is susceptible to cure within a longer period, an Event of Default shall not result therefrom so long as such Obligor as promptly as practicable commences action reasonably designed to cure such default and continues to diligently pursue such action and such default is cured within thirty (30) days after the expiration of the initial thirty (30) day grace period; or

(e)any representation or warranty made in writing by any Obligor under this Agreement or under any other Financing Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) any Obligor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $500,000 beyond any period of grace provided with respect thereto, or (ii) any Obligor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $500,000 or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Obligor has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $500,000, or (y) one or more Persons have the right to require an Obligor so to purchase or repay such Indebtedness; or

(g)any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of any Obligor, as the case may be, or any such petition shall be filed against any Obligor and such petition shall not be dismissed within sixty (60) days; or

(i)a final judgment or judgments (other than judgments fully covered by insurance) (i) for the payment of money aggregating in excess of $2,000,000, including without limitation a final order enforcing a binding arbitration decision, are rendered against one or more of the Obligors or (ii) imposing an injunction that could reasonably be expected to Materially impair the operation of the Project or the use of the Project for its intended purposes, and, in each case, which judgments are not, within sixty (60) days after entry thereof, bonded (in the case of clause (i) only), discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(j)(i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed or is reasonably expected to be with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans, (iv) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (v) any Obligor establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of any Obligor thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11.1(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA; or

(k)the Parent Guarantee shall cease to be in full force and effect as against the Guarantor or the Guarantor shall contest in any manner the validity, binding nature or enforceability of the Parent Guarantee; or

(l)(i) any of the Security Documents shall fail to be in full force and effect or fail to provide the Collateral Agent (acting for the benefit of the Secured Parties) the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby (taken as a whole), or the validity thereof or the applicability thereof to the Notes or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Obligor or (ii) any Equity Interests in the Company shall cease to be subject to a first priority perfected Lien in favor of the Collateral Agent; or

(m)any Financing Document or any material provision of any Financing Document (i) is declared in a final non‑appealable judgment by a court of competent jurisdiction to be illegal or unenforceable as against the Company or Guarantor, (ii) ceases to be valid and binding as against the Company or Guarantor or in full force and effect as against the Company or Guarantor (in each case, except in accordance with its terms and not related to any default thereunder) or (iii) is terminated or repudiated in writing by the Company or Guarantor.

(n)an “Event of Default” (as defined in the LC Facility Credit Agreement) has occurred and is continuing.

(o)the Company declares its intention to abandon the Project, or shall have ceased operations of the Project (other than as a result of an event of force majeure) for more than thirty (30) consecutive days;

(p)the Company or a Material Project Participant party to a Material Project Document fails to perform or observe any of its material covenants or obligations thereunder or is otherwise in default thereunder after expiration of all applicable grace periods thereunder; provided, that, no such event shall be an Event of Default if within ninety (90) days from the occurrence of any such event, (i) any breaching party resumes performance and otherwise cures such failure to perform or observe its covenants or obligations under such Material Project Document, or (ii) the default or breach is by a Material Project Participant and the Company enters into an Additional Project Document that meets the standards of a replacement agreement set forth in Section 10.11(b) on pricing and other terms and conditions (taken as a whole) no less favorable to the Company than the affected Material Project Agreement;

(q)Any Cash Grant Recapture Damages in excess of $2,000,000 shall have been assessed against the Company or otherwise in respect of the Project, pursuant to a written demand issued by the Treasury, and the Company fails to pay such Cash Grant Recapture Damages in full on or prior to the deadline of payment thereof (as set forth in such notice or demand of the Treasury, if applicable) and the Company shall not be Contesting in good faith such assessment or demand for payment and if so Contesting shall not have posted adequate security in the amount of such Cash Grant Recapture Damages in favor of the holder of the Notes;

(r)any Applicable Permit required for the operation or maintenance of the Project or any material portion thereof is revoked, terminated, withdrawn or ceases to be in full force and effect and such revocation, termination, withdrawal or cessation could reasonably be expected to have a Material Adverse Effect and is not cured within thirty (30) days following the occurrence thereof; provided, that if such revocation, termination, withdrawal, or cessation is curable and cannot be cured within such initial thirty (30) day period but is curable within ninety (90) days and the Company is proceeding with diligence and in good faith to so cure, then such thirty (30) day period shall be extended for an additional ninety (90) days; or

(s)any Obligor or any other Person as applicable required to provide the Seller Credit Support shall fail to provide the Seller Credit Support or, for any reason or for any period of time, the Seller Credit Support shall fail to be maintained in accordance with the provisions of the applicable Power Purchase Agreement, and such failure shall constitute an event of default (subject to notice and any cure period contemplated therein) under, or create any right to terminate either Power Purchase Agreement.

ARTICLE 12

REMEDIES; ETC.

Section 12.1        Acceleration.

(a)If an Event of Default with respect to any Obligor described in Section 11.1(g) or (h) (other than an Event of Default described in clause (i) of Section 11.1(g) or described in clause (vi) of Section 11.1(g) by virtue of the fact that such clause encompasses clause (i) of Section 11.1(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, (i) declare all the Notes then outstanding to be immediately due and payable and/or (ii) in accordance with the Collateral Agency Agreement, instruct the Collateral Agent to foreclose or otherwise take action in respect of the Collateral or exercise any and all rights available under the Security Documents or otherwise available to a secured creditor.

(c)If any Event of Default described in Section 11.1(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable

(d)Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by Applicable Law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by an Obligor (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2        Other Remedies. Subject to the Collateral Agency Agreement, if any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3        Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Obligors nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4        No Waivers or Election of Remedies; Expenses, Etc.. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Article 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Article 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE 13

REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

Section 13.1        Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Obligors shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2        Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Article 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp Tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2.

Section 13.3        Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Article 18) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any

Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note (and the Guarantor shall execute and deliver an appropriate endorsement thereon), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ARTICLE 14

PAYMENT ON NOTES

Section 14.1        Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wells Fargo Bank, National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2        Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B hereto or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

ARTICLE 15

EXPENSES, ETC.

Section 15.1        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of special counsel and, if reasonably required by the Required Holders, local or other counsel, unless an Event of Default or Default has occurred and is continuing, approved in advance by the Obligors) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Financing Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Financing Documents and (c) the costs and expenses, if any, incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Obligors will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2        Survival. The obligations of the Obligors under this Article 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Financing Documents, and the termination of this Agreement and the Financing Documents.

ARTICLE 16

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

All representations and warranties contained herein or in any Financing Document shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of an Obligor pursuant to this Agreement or in any Financing Document shall be deemed representations and warranties of the Obligors under this Agreement. Subject to the preceding sentence, this Agreement and the Financing Documents embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

ARTICLE 17

AMENDMENTS AND WAIVERS

Section 17.1        Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that

(a)no amendment or waiver of any of the provisions of Article 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing,

(b)no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Article 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes or of the Make-Whole Amount in respect of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, (iii) amend any of Article 8 (except as set forth in the second sentence of Section 8.2 ), 11, 12, 17 (except as set forth in Section 17.1(c)) or 20 or (iv) release all or substantially all of the Collateral from the Lien of the Security Documents or the Guarantor from its obligations in respect of the Parent Guarantee.

(c)Section 8.6 may be amended or waived to permit offers to purchase made by the Obligors or an Affiliate of the Obligors pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Obligors and the Super-Majority Holders.

Section 17.2        Solicitation of Holders of Notes.

(a)Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Financing Documents. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Article 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)Payment. No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of any Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or any other Financing Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to the holders of each Note then outstanding even if such holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Article 17 by a holder of a Note that has transferred or has agreed to transfer its Note to the Company or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.6 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3        Binding Effect, Etc. Any amendment or waiver consented to as provided in this Article 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and the holder of any Note nor any delay in exercising any rights hereunder or under any Note or any Financing Document shall operate as a waiver of any rights of any holder of Notes.

Section 17.4        Notes Held by the Obligors, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Financing Documents, or have directed the taking of any action provided herein or in the Financing Documents to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of their respective Affiliates shall be deemed not to be outstanding.
ARTICLE 18

NOTICES

Section 18.1        Notices. Except to the extent otherwise provided, all notices and communications provided for hereunder shall be in writing and sent (a) electronically or by facsimile if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B hereto, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(b)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(c)if to the Company, to the Company at
Armenia Mountain Wind, LLC
c/o ALLETE Clean Energy, Inc.
30 W. Superior Street, Suite 200
Duluth, MN 55802
Attn: ACE Finance
Tel: (218) 355-3232
Fax: (218) 355-3193

with a copy to:
Armenia Mountain Wind, LLC
c/o ALLETE Clean Energy, Inc.
30 W. Superior Street, Suite 200
Duluth, MN 55802
Attn: ACE General Counsel
Tel: (218) 355-3232
Fax: (218) 355-3193

or at such other address as the Company shall have specified to the holder of each Note in writing, or
(d)if to the Guarantor, to the Guarantor at

AMW I Holding, LLC
c/o ALLETE Clean Energy, Inc.
30 W. Superior Street, Suite 200
Duluth, MN 55802
Attn: ACE Finance
Tel: (218) 355-3232
Fax: (218) 355-3193

with a copy to:
AMW I Holding, LLC
c/o ALLETE Clean Energy, Inc.
30 W. Superior Street, Suite 200
Duluth, MN 55802
Attn: ACE General Counsel
Tel: (218) 355-3232
Fax: (218) 355-3193

Section 18.2        Receipt of Notices. Notices under this Article 18 will be deemed given only when actually received.

ARTICLE 19

REPRODUCTION OF DOCUMENTS

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves, the certificates of Equity Interests in the Company and any other Collateral delivered to the Collateral Agent), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Article 19 shall not prohibit the Obligors or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

ARTICLE 20

CONFIDENTIAL INFORMATION

For the purposes of this Article 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Obligors in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Obligors; provided that all information provided to the Purchasers on or prior to the Closing Date in the electronic data room for the transactions contemplated hereby shall be considered “Confidential Information” regardless of whether such information has been clearly marked or labeled or otherwise adequately identified as confidential; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, or (c) otherwise becomes known to such Purchaser other than through disclosure by an Obligor. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and their respective directors, trustees, officers, employees, agents and attorneys (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Article 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article 20), (v) any Person from which it offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and the Financing Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article 20 as though it were a party to this Agreement. On reasonable request by an Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Article 20. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, a Purchaser may disclose to any and all persons, without limitation of any kind, the U.S. federal or state income Tax treatment and Tax structure of the Notes and all materials of any kind (including opinions and other Tax analyses) that are provided to the Purchaser related to such Tax treatment and Tax Structure. For this purpose, “Tax Structure” means any facts relevant to the U.S. federal or state income Tax treatment of the Notes but does not include information relating to the identity of the Obligors.
In the event that as a condition to receiving access to information relating to the Obligors in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through a secure website, a secure virtual workspace or otherwise) which is different from this Article 20, this Article 20 shall not be amended thereby and, as between such Purchaser or such holder and the Obligors, this Article 20 shall supersede any such other confidentiality undertaking.

ARTICLE 21

SUBSTITUTION OF PURCHASER

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Article 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Article 21) shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Article 21) shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

ARTICLE 22

MISCELLANEOUS

Section 22.1        Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2        Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP.

Section 22.3        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4        Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
Section 22.5        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6        Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York (exclusive of conflicts of law principles, other than Section 5-1401 of the New York General Obligations Law).

Section 22.7        Jurisdiction and Process; Waiver of Jury Trial.

(a)The parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The parties hereto consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to them at their address specified in Article 18 or at such other address of which such holder shall then have been notified pursuant to said Section 18.1. The parties hereto agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Applicable Law, be taken and held to be valid personal service upon and personal delivery to them. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the parties hereto in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Obligors.
Very truly yours,
ARMENIA MOUNTAIN WIND, LLC

By:	/s/ Laura L. Schauer
Name:	Laura L. Schauer
Title:	Treasurer

AMW I HOLDING, LLC

By:	/s/ Louise E. Alholm
Name:	Louise E. Alholm
Title:	Vice-President

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

This Agreement is hereby accepted and agreed to as of the date hereof.
Jackson National Life Insurance Company
By: PPM America, Inc., as attorney in fact,
on behalf of Jackson National Life Insurance Company

By:	/s/ Brian B. Manczak
Title:	Managing Director

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

This Agreement is hereby accepted and agreed to as of the date hereof.
Jackson National Life Insurance Company of New York
By: PPM America, Inc., as attorney in fact,
on behalf of Jackson National Life Insurance Company of New York

By:	/s/ Brian B. Manczak
Title:	Managing Director

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

This Agreement is hereby accepted and agreed to as of the date hereof.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
VOYA INSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SECURITY LIFE OF DENVER INSURANCE COMPANY
By: Voya Investment Management LLC, as Agent

By:	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Senior Vice President

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

This Agreement is hereby accepted and agreed to as of the date hereof.

UNITED TECHNOLOGIES CORPORATION EMPLOYEE SAVINGS PLAN MASTER TRUST
By: Voya Investment Management Co. LLC, as Agent

By:	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Senior Vice President

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

This Agreement is hereby accepted and agreed to as of the date hereof.

SUN LIFE ASSURANCE COMPANY OF CANADA
acting through its U.S. Branch

By:	/s/ Deborah J. Foss
Name:	Deborah J. Foss
Title:	Managing Director, Head of Private Debt Private Fixed Income

By:	/s/ Ann C. King
Name:	Ann C. King
Title:	Assistant Vice President and Senior Counsel

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

This Agreement is hereby accepted and agreed to as of the date hereof.

SUN LIFE AND HEALTH INSURANCE COMPANY (U.S.)

By:	/s/ Deborah J. Foss
Name:	Deborah J. Foss
Title:	Managing Director, Head of Private Debt Private Fixed Income

By:	/s/ Ann C. King
Name:	Ann C. King
Title:	Authorized Signer

Signature Page to Note Purchase and Guarantee Agreement (Armenia Mountain Wind)

SCHEDULE A
DEFINED TERMS
“Acceptable Bank” means any United States commercial bank(s) or financial institution(s) or a United States branch of a foreign commercial bank(s) or financial institution(s) having a long-term unsecured senior debt rating by two or more of the following rating agencies of at least A3 or better by Moody’s, or A- or better by S&P or A- or better by Fitch; provided that, if such bank or financial institution is rated by only one such rating agency, then it shall be an Acceptable Bank if it has the minimum rating provided in this definition from such rating agency.
“Acceptable Letter of Credit” means an irrevocable letter of credit (a) that is issued by an Acceptable Bank in favor of the Collateral Agent (for the benefit of the Secured Parties), (b) that has a stated maturity date that is not earlier than twelve (12) months after the date of issuance of such letter of credit, (c) that is drawable if (i) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date or (ii) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an Acceptable Bank within the earlier of (x) thirty (30) days after the downgrade giving rise to such Negative Credit Event and (y) two (2) Business Days prior to its stated maturity date and (d) for which no Obligor is the account party or otherwise obligated for the reimbursement of any amounts drawn thereunder.
“Acceptable Owner” means any of the following: (a) a Person (other than an individual), including any Person Controlled by such Person, with (i) a tangible net worth (as determined in accordance with GAAP) greater than or equal to $100,000,000, (ii) demonstrated experience in the business of owning, managing, and operating wind power generating facilities similar to the Project or a management agreement in place with a Person that possesses such experience, and (iii) a long-term unsecured indebtedness rating of at least BBB- from S&P, Fitch or KBRA or Baa3 from Moody’s or BBB(low) from DBRS, or if more than one such rating agency rates the debt of such Person, such Person has ratings of not less than the foregoing ratings from at least two such rating agencies, or (b) a Person otherwise acceptable to the Required Holders, acting reasonably.
“Additional Project Documents” means any contracts or agreements related to the ownership, construction, testing, maintenance, repair, operation or use, as applicable, of the Project entered into between the Company and any other Person or assigned to an Obligor subsequent to the Closing Date and that (a) replaces or substitutes for an existing Material Project Document, (b) could reasonably be expected to have a Material Adverse Effect if breached or terminated prior to its scheduled termination date, or (c) could reasonably be expected to have aggregate payments to or by an Obligor in excess of $150,000 in any year or of $500,000 over its term.
“Adjustment Date” is defined in Section 8.5(a)(iv).
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Obligors, shall include any Person beneficially owning or holding, directly or indirectly, ten percent (10%) or more of any class of voting or Equity Interests of an Obligor or any corporation of which an Obligor beneficially owns or holds, in the aggregate, directly or indirectly, ten percent (10%) or more of any class of voting or Equity Interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of an Obligor.

Schedule A - 1

“Agreement” means this Note Purchase and Guarantee Agreement, including all Schedules and Exhibits attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Annual Operating Plan” is defined in Section 9.12.
“Anti-Corruption Laws” is defined in Section 5.17(d)(1)(A).
“Anti-Money Laundering Laws” is defined in Section 5.17(c).
“Applicable Law” means, with respect to any Person, property or matter, any of the following applicable thereto: any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the Closing Date or thereafter and in each case as amended (including any of the foregoing pertaining to land use or zoning restrictions).
“Applicable Permit” means any material Permit (a) necessary to operate, maintain or own the Project (or any material part thereof) and sell electricity therefrom as contemplated by the Financing Documents and Material Project Documents, or necessary for an Obligor to enter into and perform any Transaction Document and consummate any transaction contemplated thereby, in each case in accordance with all Applicable Law or (b) necessary so that (i) none of the Collateral Agent, the holders of the Notes, the LC Facility Administrative Agent, nor any other Secured Party, nor any Affiliate of any of them, may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA or under any state laws or regulations respecting the rates or the financial or organizational regulation of electric utilities solely as a result of being a holder of Notes or lender to (or Secured Party of) the Company (unless any such Person shall exercise remedies under the Financing Documents) and (ii)  no Obligor will be deemed by any Governmental Authority to be subject to regulation under PUHCA.
“Approved Bank” is defined in the definition of “Cash Equivalents.”
“Armenia Mountain 2 Project” means that certain prospective wind project adjacent to the Project, which adjacent project may be developed by Armenia Mountain 2 Project Company.
“Armenia Mountain 2 Project Company” means Armenia Mountain Wind II, LLC, a Delaware limited liability company, or such other Person which is an Affiliate of the Parent Entity that develops the Armenia Mountain 2 Project.
“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company to any Person, other than (a) the disposition of obsolete, worn out or replaced personal property not used or useful in the operation and maintenance of the Project, (b) any disposition of inventory (including, without limitation, electrical energy and related energy, Tax and environmental attributes) or other product or byproduct of the business of the Company in the ordinary course of business, (c) sales, leases or transfers of assets as expressly contemplated by the Material Project Documents as in existence on the Closing Date, (d) the liquidation, sale or use of cash and Cash Equivalents or (e) the sale of property or assets having a fair market value, as determined in good faith by the Company, not to exceed in the aggregate $3,000,000 in any fiscal year.

Schedule A - 2

“Base Case Model” means the pro-forma model dated November 5, 2015, delivered by the Company to the Purchasers, containing financial projections for the Company and the Project through December 2024, which shall be the model also delivered to Fitch and used to provide the final rating of the Notes.
“Build-Out Agreement” means that certain Build-Out Agreement, dated as of July 31, 2009, by and between the Company and Armenia Mountain 2 Project Company, as amended by Amendment No. 1 to Build-Out Agreement, dated as of the Closing Date.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Canada Blocked Person” is defined in Section 5.17(b).
“Canada Economic Sanctions Laws” is defined in Section 5.17(b).
“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year which are capitalized in accordance with GAAP other than in connection with the repair or restoration of the Project that is required because of an event or occurrence which causes damage to, or the destruction of, all, or any part of, the Project.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
“Cash Equivalents” means any of the following, to the extent owned by an Obligor:
(a)dollars;
(b)readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Switzerland or (iii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than twenty-four (24) months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;
(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that has combined capital and surplus of at least $250,000,000 or its equivalent (any such bank, an “Approved Bank”), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;
(d)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

Schedule A - 3

(e)repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Switzerland or (iii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
(f)marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or its equivalent, or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Switzerland, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)investments with average maturities of twelve (12) months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
(i)investments, classified in accordance with GAAP as current assets of an Obligor in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition; and
(j)investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.
“Cash Flow Available for Debt Service” means, for any period, the remainder of (a) Project Revenues, minus (b) O&M Costs during such period.
“Cash Grant” means the cash grant offered in lieu of electricity production credits under Section 45 of the Code and energy credits under Section 48 of the Code from the Treasury under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009 with respect to the Company’s investment in construction of the Project.
“Cash Grant Application” means an “Application for Section 1603: Payments for Specified Renewable Energy Property in Lieu of Tax Credits” filed by the Company, as an applicant, for the Cash Grant with respect to the Project.

Schedule A - 4

“Cash Grant Guidance” means Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended, and the guidance issued on July 9, 2009 by the Treasury for payments for specified energy property in lieu of Tax credits under the American Recovery and Reinvestment Act of 2009 and revised in March 2010 and April 2011, the Frequently Asked Questions and Answers issued by the U.S. Department of the Treasury on January 8, 2010, and any clarification, revision, addition or supplement thereto issued by the Treasury or any other Governmental Authority.
“Cash Grant Recapture Damages” means any loss or liability of the Company (including any interest and penalties related thereto) resulting from all or any portion of the Cash Grant being required to be repaid to the Treasury or any other agency or instrumentality of the United States of America pursuant to the Cash Grant Guidance, the Cash Grant Terms and Conditions, or otherwise, or as a result of a breach of the obligations set forth in the Financing Documents with respect to the Cash Grant, including any interest and penalties related thereto.
“Cash Grant Recapture Period” means the period from the date the Project is “placed in service” (as such term is defined in Section 1603 of the Recovery Act and the Cash Grant Guidance) until the fifth (5th) anniversary of such date, or such longer period during which the Cash Grant may be required to be repaid to the Treasury.
“Cash Grant Terms and Conditions” means the “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009 - Terms and Conditions” issued by the Treasury, as amended or supplemented.
“Casualty Event” means an event that causes any property of the Company to be lost, damaged, destroyed or rendered unfit for its intended use for any reason whatsoever.
“Change in Control” means any creation, sale, assignment or transfer by a Person of its direct or indirect ownership interest in the Company to any transferee that results in neither the Parent Entity (or its Affiliates) nor an Acceptable Owner (a) directly or indirectly holding or beneficially owning more than 50% of the economic interests of the Company and (b) Controlling the Company.
“Change in Control Triggering Event” means the occurrence of a Change in Control; provided, however, that no Change in Control Triggering Event shall be deemed to have occurred in connection with any particular Change in Control unless and until such Change in Control has actually been consummated.
“CISADA” is defined in Section 5.17(a)(ii).
“Closing” is defined in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” means all property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Collateral Agent, acting on behalf of and for the benefit of the Secured Parties (or any sub-agent or other Person acting for or on behalf of the Secured Parties).
“Collateral Accounts” has the meaning given in the Collateral Agency Agreement.

Schedule A - 5

“Collateral Agency Agreement” means that certain Collateral Agency, Intercreditor and Accounts Agreement, among the Company, the Purchasers, the Collateral Agent, the LC Facility Administrative Agent, the Depositary Bank, which will be substantially in the form attached hereto as Exhibit B, as amended, revised, supplemented or otherwise modified from time to time.
“Collateral Agent” means Wells Fargo Bank, National Association, or any successor appointed in accordance with the provisions of the Collateral Agency Agreement.
“Company” is defined in the preamble of this Agreement.
“Company LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date.
“Confidential Information” is defined in Article 20.
“Consent” is defined in Section 4.22.
“Contest” means, with respect to any Taxes or any Lien (including any carrier’s, warehousemen’s, mechanics’, workmen’s, materialmen’s, or other like Lien) (each, a “Subject Claim”), a contest pursued in good faith and by appropriate proceedings diligently conducted so long as (a) during the period of such contest the enforcement of such Subject Claim is effectively stayed and (b) (i) if the Subject Claim relates to Taxes, adequate reserves are being maintained in accordance with GAAP or (ii) if the Subject Claim relates to any Lien, it is adequately bonded or adequate reserves are being maintained in accordance with GAAP. The term “Contest” used as a verb shall have a correlative meaning.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) the Guarantor and its Controlled Affiliates.
“Co-Tenancy Agreement” means that certain Assignment, Co-Tenancy and Shared Facilities Agreement, dated as of July 29, 2009, by and among the Company, Armenia Mountain 2 Project Company and the Co-Tenancy Manager, as amended by Amendment No. 1 thereto, dated as of the date hereof.
“Co-Tenancy Manager” has the meaning given in the Co-Tenancy Agreement.
“DBRS” means DBRS Limited or DBRS, Inc., as applicable.
“Debt Service” means, for any period, the sum of the following: (a) Interest Charges for such period and (b) all scheduled payments of principal in respect of Indebtedness of the Obligors (including the principal component of any payment in respect of Capital Lease Obligations but excluding the bullet repayments of Indebtedness payable upon maturity thereof) paid or payable during such period (if any).
“Debt Service Coverage Ratio” means, for each period of twelve (12) consecutive months ending on each Repayment Date, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.
“Debt Service Reserve Account” means the account of such name created under the Collateral Agency Agreement.

Schedule A - 6

“Debt Service Reserve Requirement” means, as of any date of determination, the highest remaining amount of principal, interest and premium, if any, that is scheduled to become due in any six (6) month period with respect to the Notes through the Final Maturity Date.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means, that rate of interest that is the greater of (a) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2% over the rate of interest publicly announced by Wells Fargo Bank, National Association from time to time in New York, New York as its “base” or “prime” rate payable on demand.
“Delmarva” means Delmarva Power & Light Company, a Delaware corporation.
“Delmarva Credit Support” means the “Guaranty” and/or the “Letter of Credit” (each as defined in the Delmarva PPA) established by or on behalf of the Company as required under the Delmarva PPA.
“Delmarva PPA” means that certain Renewable Wind Energy Power Purchase Agreement, dated as of June 6, 2008, by and between the Company and Delmarva, as amended by that certain First Amendment to Renewable Wind Energy Power Purchase Agreement, dated as of September 30, 2008, and as further amended, revised, supplemented or otherwise modified from time to time.
“Depositary Bank” has the meaning assigned to such term in the Collateral Agency Agreement.
“Distribution Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Distribution Date” means a date occurring no earlier than fifteen (15), and no later than thirty (30), Business Days after each Repayment Date, or if such date occurs on a day other than a Business Day, the next succeeding Business Day after such date.
“Disclosure Documents” is defined in Section 5.3.
“Disqualified Person” means (a) any federal, State, or local government (or any political subdivision, agency, or instrumentality thereof); (b) any organization described in Section 501(c) of the Code and exempt from Tax under Section 501(a) of the Code; (c) any entity referred to in paragraph (4) of Section 54(j) of the Code; (d) a real estate investment trust, as defined in Section 856(a) of the Code or a person described in Section 50(d)(1) of the Code, (e) a regulated investment company, as defined in Section 851(a) of the Code, (f) any Person who is not a United States person as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign pass-through entity) unless such person is subject to U.S. federal income tax on more than 50% of the gross income derived by such person from the Company, (g) any other person that is ineligible to receive a Cash Grant under Section 1603(g) of Division B of the Recovery Act; or (h) a partnership or other “pass-through entity” (within the meaning of paragraph (g)(4) of Section 1603 of division B of the Recovery Act, including a single member disregarded entity and a foreign partnership or foreign pass-through entity) any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization described in (a) through (g) above unless such person owns an indirect interest in such partnership or pass-through entity through a “taxable C corporation” (other than a real estate investment trust or regulated investment company), as that term is used in the Cash Grant Guidance; provided, further, that if and to the extent Section 1603(g) of Division B of the Recovery Act is amended after the Closing Date, the definition of “Disqualified Person” provided in the Agreement shall be interpreted to conform to such amendment and any Treasury guidance with respect thereto.

Schedule A - 7

“DSR Letter of Credit” has the meaning assigned to such term in the LC Facility Credit Agreement.
“Easements” means the easements and other rights necessary to provide the Obligors with rights appurtenant to the Site to operate and maintain the Project.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Emergency Payments” has the meaning set forth in the Collateral Agency Agreement.
“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, governmental investigations, governmental proceedings, removal or remedial actions or orders, penalties or damages (foreseeable and unforeseeable, including consequential and punitive penalties or damages), relating to the Project or the Site and arising under any Environmental Law or any Permit issued under any Environmental Law, including those (a) by any Governmental Authority for enforcement, investigation, cleanup, removal, response, remedial or other actions or fines, penalties or damages pursuant to any applicable Environmental Law, and (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating in any way to Hazardous Substances (including exposure thereto or Release thereof), failure to comply with Environmental Law or alleged injury or threat of injury to health, safety (with respect to Hazardous Substances), the environment, cultural or archeological resources, wildlife or natural or biological resources.
“Environmental Laws” means any and all federal, state and local Applicable Laws, each as amended and in effect, and any regulations promulgated thereunder, that impose liability or standards of conduct for or otherwise regulate, concern or relate to: (a) cultural or archeological resources, wildlife, wildlife habitat, endangered, threatened, listed or protected species, or natural or biological resources, (b) pollution or protection of the environment, health and safety (with respect to Hazardous Substances), (c) the Release, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of, or exposure to, Hazardous Materials, including, without limitation, the Federal Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environment Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Endangered Species Act, the Migratory Bird Treaty Act, the Bald and Golden Eagle Protection Act, the Occupational Safety and Health Act of 1970, the Solid Waste Disposal Act, the Emergency Planning and Community Right to Know Act, the National Environmental Policy Act, Section 106 of the National Historic Preservation Act of 1966, the Federal Land Policy and Management Act, Section 10 of the Rivers and Harbors Appropriation Act of 1899, Title 14 of the Code of Federal Regulations §77.13, Title 49 of the United States Code §44718, and the Federal Insecticide, Fungicide, and Rodenticide Act.
“Environmental Report” means that certain Phase I Environmental Site Assessment for the Armenia Mountain Wind Facility, Bradford and Tioga Counties, Pennsylvania, dated June, 2015, prepared by SWCA Environmental Consultants with respect to the Site.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule A - 8

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Obligors under section 414 of the Code.
“Event of Default” is defined in Section 11.1.
“Event of Eminent Domain” means any compulsory transfer, seizure or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any material part of the Collateral or any of the Mortgaged Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of the Commonwealth of Pennsylvania, the United States or another Governmental Authority having jurisdiction.
“EWG” means an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. §366.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Existing Financing Agreement” means that certain Financing Agreement dated as of July 31, 2009, as amended or modified, among the Company, the lenders referred to therein, Bayerische Hypo- und Vereinsbank AG (now known as UniCredit Bank AG, New York Branch), as administrative agent and LC fronting bank, and the other parties named therein.
“Existing Survey” means that certain ALTA/ACSM Land Title Survey dated February 13, 2009 prepared by Glen E. Rudzinski, PLS No. SU-051253-E, designated as Project No. C071284-00.
“FEMA” means the Federal Emergency Management Agency and its successors.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Final Maturity Date” means the latest stated maturity date of any of the Notes.
“Financing Documents” means, collectively, this Agreement, the Notes and the Security Documents.
“Fitch” means Fitch Ratings and any successor to its rating agency business.
“FPA” means the Federal Power Act, as amended, and all rules or regulations adopted thereunder.
“Funds Flow Memorandum” means the Funds Flow Memorandum dated the Closing Date among the Company, the Guarantor, the LC Facility Administrative Agent, and the Collateral Agent.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“GEI” means General Electric International, Inc., a Delaware corporation.

Schedule A - 9

“Governmental Authority” means any nation or government, including any international or multi-national organization or agency comprised of nations or governments, any state or other political subdivision of any nation or government, any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any zoning authority) exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including the Bureau of Land Management), any securities exchange, FERC, PUC and any self-regulatory organization or entity exercising authority delegated by a governmental entity (such as NERC).
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Senior Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” is defined in Section 2.3(a).
“Guarantor” is defined in the preamble of this Agreement.
“Guaranty Assignment Agreement” means that certain Assignment and Assumption Agreement, dated as of July 1, 2015, among AES US Wind Development, L.L.C., the Company and MWW Holdings, LLC.
“Hazardous Materials” means any and all contaminants or pollutants or any other chemicals, materials, substances, or wastes that are defined or regulated as hazardous or toxic or words of similar import or meaning under, or with respect to which liability or standards of conduct may be imposed under, applicable Environmental Laws, including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, or radon gas.
“holder” or “Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Article 7, Article 12, Section 17.2 and Article 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

Schedule A - 10

“Host Community Agreements” means, collectively, that certain (a) Host Community Agreement, dated as of October 14, 2008, by and between the Company and Sullivan Township, Tioga County, Pennsylvania; (b) Host Community Agreement, dated as of November 11, 2008, by and between the Company and Armenia Township, Bradford County, Pennsylvania; and (c) Binding Summary of Principal Commercial Terms (Host Community Agreement), dated as of August 7, 2007, by and between the Company and Ward Township, Tioga County, Pennsylvania, each as further amended, revised, supplemented or otherwise modified from time to time.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    the aggregate Swap Termination Value of all Swap Agreements of such Person; and
(g)    any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof;
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Independent Engineer” means Burns & McDonnell Engineering Company, Inc., and its successors, or another widely recognized independent engineering firm or engineer retained as an independent engineer by the Company, the appointment of which is approved in writing by the Required Holders (such approval not to be unreasonably withheld).
“Independent Wind Consultant” means AWS TruePower, LLC, and its successors, or another widely recognized independent wind consulting firm or consultant retained as an independent wind consultant by the Company, the appointment of which is approved in writing by the Required Holders (such approval not to be unreasonably withheld).
“INHAM Exemption” is defined in Section 6.2(e).

Schedule A - 11

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of the holder of any Note.
“Insurance Consultant” means Moore-McNeil, LLC, and its successors, or another nationally recognized independent insurance consultant retained as an insurance consultant by the Company, the appointment of which is approved in writing by the Required Holders (such approval not to be unreasonably withheld).
“Interconnection Agreement” means that certain Interconnection Service Agreement, effective as of June 22, 2009, by and among the Company, PJM, and the Transmission Owner, as amended, restated, modified or supplemented from time to time.
“Interest Charges” means, with respect to any period, the sum of all scheduled interest in respect of Indebtedness of the Obligors (including imputed interest on Capital Lease Obligations and bank and letter of credit fees) during such period, together with all such interest capitalized or deferred during such period.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.
“IRS” is defined in Section 3.2.
“ITC” means investment tax credit under Section 48 of the Code.
“KBRA” means Kroll Bond Rating Agency, Inc.
“Landowner Estoppels” means the estoppels from landlords in respect of the Leases and other Real Property Documents substantially in the form of Exhibit E or otherwise in form and substance satisfactory to each Purchaser.
“LC Facility Administrative Agent” means the administrative agent under the LC Facility Credit Agreement.
“LC Facility Credit Agreement” means that certain Letter of Credit and Reimbursement Agreement dated as of the date hereof, by and among the Company, the LC Facility Administrative Agent, the LC Lenders and the LC Issuing Bank, as amended, restated, modified or supplemented from time to time.
“LC Issuing Bank” means a Person acting as the issuing bank under the LC Facility Credit Agreement.
“LC Lenders” has the meaning assigned to such term in the LC Facility Credit Agreement.
“LC Reserve Account” has the meaning assigned to such term in the Collateral Agency Agreement.

Schedule A - 12

“LC Reserve Requirement” has the meaning assigned to such term in the Collateral Agency Agreement.
“Leases” means each lease of real property with respect to the Site entered into by or on behalf of the Company.
“Letters of Credit” has the meaning assigned to such term in the LC Facility Credit Agreement.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Equity Interests, voting trust agreements and all similar arrangements).
“Limited Guaranty” means that certain Limited Guaranty, dated as of July 31, 2009, by AES US Wind Development, L.L.C., in favor of Citibank, N.A., as modified by that certain Guaranty Assignment Agreement.
“LOC Loans” has the meaning assigned to such term in the LC Facility Credit Agreement.
“LOC Disbursement” has the meaning assigned to such term in the LC Facility Credit Agreement.
“Loss Proceeds” means insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case of proceeds of business interruption insurance and the proceeds of workers’ compensation, employees’ liability and automobile liability insurance) in respect of any Casualty Event or Event of Eminent Domain.
“Major Maintenance” means labor, materials and other direct expenses for any overhaul of, or major maintenance procedure for, the Project which requires significant disassembly or shutdown of the Project or disassembly or shutdown of more than four (4) WTGs pursuant to the Turbine Supplier’s guidelines or the guidelines of manufacturers of any material component of the Project or pursuant to the requirements of any Applicable Law.
“Make‑Whole Amount” is defined in Section 8.7.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Obligors.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of an Obligor, (b) the ability of an Obligor to perform its obligations under this Agreement or the other Financing Documents to which it is a party, (c) the validity or enforceability of this Agreement or the other Financing Documents or (d) the material rights and remedies available to the Collateral Agent and the holders of the Notes under the Financing Documents or the continued perfection and priority of the Security Documents.
“Material Project Documents” means (a) the Power Purchase Agreements, (b) the Interconnection Agreement, (c) the O&M Agreement, (d) the Company LLC Agreement, (e) the Build-Out Agreement, (f) the Real Property Documents, (g) the Host Community Agreements, (h) the Limited Guaranty, (i) Guaranty Assignment Agreement, and (j) any Additional Project Documents, as of the applicable time of determination, then in force and effect.

Schedule A - 13

“Material Project Participants” means each Person (other than the Obligors) from time to time party to any Material Project Agreement.
“MBR Authority” means issuance of an order by FERC (a) authorizing the Company to sell energy, capacity and specified ancillary services at market-based rates pursuant to Section 205 of the FPA, (b) acceptance of a tariff by FERC pertaining to such sales (“MBR Tariff”), and (c) granting the Company waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket FERC approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA and FERC’s regulations at 18 C.F.R. Part 34.
“Memorandum” is defined in Section 5.3.
“Minimum DSCR” is defined in Section 8.5(a)(iv).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage” means (a) that certain Open-End Fee and Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the date hereof and to be recorded in the Recorder of Deeds Office in Tioga County, Pennsylvania and the Recorder of Deeds Office in Bradford County, Pennsylvania, and (b) any other mortgage, deed of trust, assignment of leases and rents required to be delivered by the Company hereunder, in form and substance satisfactory to the Required Holders, acting reasonably.
“Mortgaged Property” means the “Property” as defined in any Mortgage executed and delivered by the Company.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“NAIC Annual Statement” is defined in Section 6.2(a).
“Negative Credit Event” means, with respect to an Acceptable Bank that has issued an Acceptable Letter of Credit, a downgrade in (including the withdrawal of) the Acceptable Bank’s long-term unsecured senior debt rating by S&P, Moody’s or Fitch such that the Acceptable Bank no longer meets the credit criteria set forth in the definition of “Acceptable Bank.”
“NERC” means the North American Electric Reliability Corporation and any regional entity thereunder, and any successor.

Schedule A - 14

“Net Cash Proceeds” means, as applicable, (a) (i) with respect to any Casualty Event or Event of Eminent Domain, the aggregate amount of Loss Proceeds actually received by or on behalf of the Obligors in connection with such Casualty Event or Event of Eminent Domain, (ii) with respect to any Asset Disposition, the proceeds actually received by the Obligors in respect of such event in cash or Cash Equivalents, excluding any Loss Proceeds, (iii) with respect to the receipt of any liquidated damages pursuant to a Material Project Document, the proceeds actually received by the Obligors in respect of such event in cash or Cash Equivalents, and (iv) with respect to the receipt of any proceeds from the termination of a Material Project Document as set forth in Section 8.5(a)(vii), the proceeds actually received by the Obligors in respect of such event in cash or Cash Equivalents, (b) minus in the case of clauses (a)(i), (a)(ii) and (a)(iii) (without duplication), the sum of all fees and out‑of-pocket expenses paid by the Obligors in connection with such event, and the amount of all Taxes paid (or reasonably estimated to be payable) as a result of such event.
“Nondisturbance Agreements” means the subordination, nondisturbance and attornment agreements with respect to Leases subject to the Mortgage.
“Notes” is defined in Section 1.1.
“O&M Agreement” means that certain Armenia Mountain Wind Project Management, Operations, Maintenance and Administration Agreement by and between the Company and Operator, dated as of the Closing Date, as amended, restated, modified or supplemented from time to time.
“O&M Costs” means all actual maintenance and operation costs incurred for or in relation to the Project (in each case, incurred by or on behalf of the Company) in any particular period to which said term is applicable, including, without duplication: (a) amounts payable under the Project Documents, (b) reasonable direct overhead, administrative, operating and maintenance costs of the Project payable during such period, (c) reasonable expenses of managing, administering and operating the Project and of maintaining it in good repair and operating condition payable during such period, (d) federal, State and local Taxes, fees and levies payable during such period (excluding income Taxes), (e) applicable sales Taxes and excise Taxes (if any) payable during such period, (f) franchise Taxes payable during such period, (g) insurance costs payable during such period, (h) property Taxes payable during such period, (i) payments under any lease and payments pursuant to the agreements for the management, operation and maintenance of the Project, (j) payment for consumables with respect to the Project, (k) legal fees, costs and expenses paid by the Obligors in connection with the management, maintenance or operation of the Project, (l) costs and expenses paid by the Obligors in connection with obtaining, transferring, maintaining or amending any Applicable Permits and (m) Capital Expenditures, as set forth in the Base Case Model; provided, however, that O&M Costs shall be exclusive in all cases of any Cash Grant Recapture Damages, any non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, and also exclusive of all interest charges, fees, and charges for the payment or amortization of principal of Indebtedness of the Obligors.
“Obligor” and “Obligors” are defined in the preamble of this Agreement.
“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.
“OFAC Listed Person” is defined in Section 5.17(a)(i).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.

Schedule A - 15

“Offer Date” is defined in Section 8.5(b)(i).
“Offer Period” is defined in Section 8.5(b)(i).
“Offer to Prepay” is defined in Section 8.5(b).
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the relevant Obligor whose responsibilities extend to the subject matter of such certificate.
“Old Dominion” means Old Dominion Electric Cooperative, a utility aggregation cooperative organized under the laws of the Commonwealth of Virginia.
“Old Dominion Credit Support” means and the “Guaranty” and/or “Letter of Credit” (each as defined in the Old Dominion PPA) established by or on behalf of the Company as required under the Old Dominion PPA.
“Old Dominion PPA” means that certain Renewable Wind Energy Power Purchase Agreement between Old Dominion and the Company, dated as of June 30, 2008, as amended, restated, modified or supplemented from time to time.
“Operator” means ACE O&M LLC, a Delaware limited liability company.
“P90 Production Scenario” means the aggregate annual energy production level of the Project that has a probability of exceedance of 90% over a one-year period of time, according to the Independent Wind Consultant’s production forecasts delivered to the Purchasers prior to Closing.
“Parent Entity” means ALLETE Clean Energy, Inc.
“Parent Guarantee” is defined in Section 2.2.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permit” means (a) any action, approval, consent, waiver, exemption, variance, franchise, order, judgment, decree, permit, authorization, right, filing, registration, ruling, tariff, rate, certification, plan or license or other action or requirement of, with or from a Governmental Authority or (b) any required notice to, any declaration of, or with, or any registration by any Governmental Authority.
“Permitted Indebtedness” is defined in Section 10.5(a).
“Permitted Liens” means the following:
(a)Liens created pursuant to the Security Documents;
(b)Liens imposed by any Governmental Authority with respect to which the Company bonds over or has established reserves in an amount sufficient to repay the underlying obligation of such Lien and which bonds or reserves remain in effect in accordance with GAAP (including customs and revenue authorities);
(c)Liens for Taxes not yet due or which are being Contested;

Schedule A - 16

(d)Liens imposed by law, such as carriers’, warehousemen’s, workmen’s, materialmen’s, suppliers, mechanics’, construction and other similar Liens, in each case for sums not yet overdue for more than thirty (30) days or being Contested or with respect to which the Company has bonded over so as to remove as a Lien and which bonds remain in effect;
(e)Liens, deposits or pledges to secure the performance of trade contracts (other than for borrowed money), bids, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)defects, easements, rights‑of‑way, restrictions, irregularities and other similar encumbrances and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or imperfections, defects or irregularities in title thereto or clouds on title which in any such case (i) do not secure any monetary obligations, (ii) do not materially detract from the value of the applicable property for the use as of the date hereof or interfere in any material respect with the ordinary conduct of the business of the Company as conducted as of the date hereof or the use, operation and maintenance in the ordinary course of the Project as of the date hereof, and (iii) are not violated by the existing use or occupancy of the property or the Project;
(g)Liens securing Indebtedness incurred under clause (a)(iv) of Section 10.5;
(h)Liens arising out of judgments or awards so long as (i) enforcement of any such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith, and (ii) either (A) adequate reserves have been established in connection therewith in accordance with GAAP, or (B) bonds or letters of credit, or other security reasonably acceptable to the Required Holders have been provided to cover the full amount of such Lien or are fully covered by insurance;
(i)deposits or pledges to secure statutory obligations relating to worker’s compensation and/or unemployment insurance or other social security legislation; and
(j)items of Schedule B-I exceptions set forth in the Title Policy (except for standard pre-printed exceptions and exceptions for mechanics’ liens and any Liens in connection with the Existing Financing Agreement).
“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, business entity, estate or other judicial entity or Governmental Authority.
“PJM” means PJM Interconnection LLC.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five (5) years, has been established or maintained, or to which contributions are or, within the preceding five (5) years, have been made or required to be made, by the Obligors or any ERISA Affiliate or with respect to which the Obligors or any ERISA Affiliate may have any liability.
“Pledge Agreement” means that certain Pledge Agreement made by Guarantor in favor of the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, restated, modified, supplemented or replaced from time to time.
“Power Purchase Agreements” means, collectively, the Delmarva PPA and the Old Dominion PPA.

Schedule A - 17

“Project” means the 100.5 Megawatt nameplate capacity wind power project, consisting of 67 WTGs, which are located in north central Pennsylvania, in Tioga and Bradford Counties, together with all buildings, structures or improvements erected on the Mortgaged Property, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all parts which may from time to time be incorporated or installed in or attached thereto, all contracts related thereto, all leases of real or personal property related thereto, all other real and tangible and intangible personal property owned by the Company and placed upon the Mortgaged Property (or used in connection with the wind turbines located thereon), the Mortgaged Property, the Permits required in connection with the Project, any electrical interconnections, and the Company’s undivided interest in the Shared Facilities, Shared Premises Improvements, Shared Premises, Shared Premises Easements and Shared Premises Rights, and to the extent not included in the foregoing, all Collateral.
“Project Documents” means the Material Project Documents and any other agreements or documents relating to operation and maintenance of the Project.
“Project Revenues” means, for any period, all cash income and receipts derived from the ownership or operation of the Project, including payments due the Company under any Power Purchase Agreements and any other contract or agreement of the Company (including the full amount of all liquidated damages due to the Company under any of the Project Documents), proceeds of any business interruption or delay in start-up insurance or other insurance, other income derived from the sale or use of electric energy, capacity, ancillary services or RECs generated or transmitted by the Project, any receipts derived from the sale of any property pertaining to the Project or incidental to the operation of the Project and the investment income on amounts in the Collateral Accounts. Project Revenues shall not include proceeds from equity issuances, any Loss Proceeds (other than proceeds from business interruption or delay in startup insurance), or any amounts that are subject to rebate, return, recapture or refund.
“Project Subsidies” means any ITCs available to the Company (or Guarantor).
“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Cash Flow Available for Debt Service for the next succeeding 12 months to (b) Debt Service for the next succeeding 12 months, in each case calculated on a projected basis (using the assumptions used in the Base Case Model, including the projections of Cash Flow Available for Debt Service based on projected sales under the Power Purchase Agreements set forth in the Base Case Model) and consistent with the then-current Annual Operating Plan.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Prudent Industry Practices” means, with respect to any Person at any time, those practices, methods, equipment, specifications and standards of safety as are engaged in or approved by a significant portion of owners and operators of wind electric generation facilities of a type and size similar to the Project at such time as good, safe and prudent practices in connection with the operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such wind electrical generation facility, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to a spectrum of possible acceptable practices, methods or acts generally accepted in the United States wind electricity generation industry having due regard for, among other things, manufacturers’ warranties and the requirements of any Applicable Law.
“PTE” is defined in Section 6.2(a).

Schedule A - 18

“PUC” means the Pennsylvania Public Utility Commission.
“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.
“Purchase Date” is defined in Section 8.5(b)(i)(2).
“Purchase Money Indebtedness” means Indebtedness (a) incurred to finance the purchase, lease or construction (including additions, repairs and improvements thereto) of any assets of such Person and (b) that is secured solely by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2); provided, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Real Property Documents” means the Leases, Easements, the Co-Tenancy Agreement, Nondisturbance Agreements, the Landowner Estoppels and all other documents and instruments executed in connection therewith.
“Recovery Act” means The American Recovery and Reinvestment Act of 2009 (Public Law 111-5), as amended.
“RECs” means all renewable energy credits, offsets, or other benefits (other than the Cash Grant or Project Subsidies) allocated, assigned or otherwise awarded or certified to the Company, Delmarva, or Old Dominion by any Governmental Authority, program administrator or other certification board or other Person generally recognized in the wind generation industry in connection with the Project, including all such credits, offsets, or other benefits allocated, assigned or otherwise awarded or certified to the Company.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Release” means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, migrating and the like, into or upon any land or water or air, or otherwise entering into the environment.
“Repayment Date” means each June 30th and December 31st, of each year falling after the date hereof.
“Required Holders” means, at any time, the holders of at least fifty-one percent (51%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

Schedule A - 19

“Required Secured Parties” has the meaning given in the Collateral Agency Agreement.
“Responsible Officer” means the chief executive officer, president, vice president, Senior Financial Officer, treasurer or assistant treasurer, or other similar officer of an Obligor that in each case has responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means (a) any dividend payment or other distribution of assets, properties, cash rights, obligations or securities on account of any shares of any class of Equity Interests of the Company, or (b) any purchase, redemption or any other acquisition for value of any shares of any class of Equity Interests of the Company or of any warrants, rights or options to acquire any such shares, in each case now or hereafter outstanding.
“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
“SCADA System” means the computer monitoring system necessary for the Project to operate as designed, including all computer hardware, communications cable to the meteorological stations, and to each wind turbine controller, fiber optic cable instrumentation, and all related computer software, all as more particularly described in Appendix B to the Turbine Supply Agreement.
“Secured Parties” means collectively, the Collateral Agent and the Persons that have extended, or that are obligated to extend, financial accommodations to the Company or the Guarantor pursuant to the Financing Documents and the LC Facility Credit Agreement, including, without limitation, the LC Issuing Bank, the holders of any Notes, and the LC Lenders. For avoidance of doubt, the Guarantor and any Affiliate of the Guarantor providing financial accommodations on behalf of the Guarantor and its Affiliates are not Secured Parties.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Security Agreement” means that certain security agreement made by the Company in favor of the Collateral Agent, which will be substantially in the form attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or replaced from time to time.
“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Collateral Agency Agreement, the Mortgage, each Consent, and each other security agreement, pledge agreement or mortgage executed and delivered to secure the Notes, the LOC Loans and the Letters of Credit.
“Seller Credit Support” means, collectively, the Delmarva Credit Support and the Old Dominion Credit Support.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company (unless otherwise specified).
“Senior Indebtedness” means the Indebtedness of the Company that is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company, including any Indebtedness under this Agreement and the LC Facility Credit Agreement or any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any existing Senior Indebtedness.

Schedule A - 20

“Shared Facilities” has the meaning given in the Co-Tenancy Agreement.
“Shared Premises” has the meaning given in the Co-Tenancy Agreement.
“Shared Premises Easements” has the meaning given in the Co-Tenancy Agreement.
“Shared Premises Improvements” has the meaning given in the Co-Tenancy Agreement.
“Shared Premises Rights” has the meaning given in the Co-Tenancy Agreement.
“Site” means the “Land” as such term is defined and as described in the Mortgage.
“Solvent” means, with respect to any Person on a particular date, the condition that on such date (a) the sum of the “fair value” of the assets of such Person and its subsidiaries, if any, on a consolidated basis, at a fair valuation, exceed the sum of all debts (including contingent liabilities) of such Person and its subsidiaries, if any, on a consolidated basis, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the sum of the debt (including contingent liabilities) of such Person and its subsidiaries, if any, on a consolidated basis does not exceed the present fair saleable value of the assets of such Person and its subsidiaries, if any, on a consolidated basis and (c) such Person and its subsidiaries, if any, on a consolidated basis do not intend to incur, or believe that that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Source” is defined in Section 6.2.
“Standard & Poor’s” or “S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).
“Substitute Purchaser” is defined in Article 21.
“Super-Majority Holders” means at any time on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Survey” means an “as-built” ALTA survey of the Project of recent date prepared and certified by a land surveyor duly licensed and registered in the Commonwealth of Pennsylvania, showing such matters as may be reasonably required by the Required Holders, and the update of such survey in accordance with Section 9.7(b).

Schedule A - 21

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties or other additions to tax with respect thereto.
“Title Company” means Stewart Title Guaranty Company or such other title company satisfactory to the Required Holders.
“Title Policy” means an American Land Title Association 2006 Form extended coverage mortgagee’s policy of title insurance or such other form as is satisfactory to each Purchaser, dated as of the date of recording of the Mortgage, issued by the Title Company, in the amount of $96,975,000, insuring the validity and priority of the Lien created by the Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens, and containing such coinsurance, endorsements and affirmative assurances (including full coverage against mechanics’ liens (filed and inchoate)) as each Purchaser shall reasonably require and which are reasonably obtainable from title companies in the Commonwealth of Pennsylvania.
“Transaction Documents” means the Financing Documents and the Material Project Documents.
“Transmission Lines” means the transmission lines, including any and all poles, wires, cables, anchors, cross-arms and foundations, constructed by or on behalf of the Company or otherwise provided for by the Company to carry electrical power and other transmissions from the Project to the relevant substation therefor.
“Transmission Owner” means Pennsylvania Electric Company and its successors.

Schedule A - 22

“Treasury” means the U.S. Department of the Treasury.
“Turbine Supplier” means General Electric Company, a New York corporation and its successors.
“Turbine Supply Agreement” means that certain Contract for the Sale of Power Generation Equipment and Related Services dated as of December 2, 2008 and effective as of October 4, 2007, by and between Turbine Supplier and the Company, as amended, restated, modified or supplemented from time to time.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Upwind Array” means a single Upwind Turbine or wind farm project and all Upwind Turbines located thereon.
“Upwind Array Event” means the erection of an Upwind Turbine, which related Upwind Array could reasonably be expected to have a material adverse impact on the power output of the Project, as determined by the Independent Wind Consultant.
“Upwind Array Prepayment Amount” is defined in Section 8.5(a)(iv).
“Upwind Turbine” means a wind turbine generator that is located within a thirty (30) rotor diameter of a WTG comprising a part of the Project.
“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Blocked Person” is defined in Section 5.17(a).
“U.S. Economic Sanctions” is defined in Section 5.17(a).
“WTG(s)” means, collectively, the GE model 1.5 sle wind turbine generators, together with towers on which such wind turbine generators are mounted and all components thereof, including blades, hub, nacelle, controllers and meters, transformers, and SCADA System installed at the Project.

Schedule A - 23

SCHEDULE 1
[FORM OF NOTE]
ARMENIA MOUNTAIN WIND, LLC
3.26% Guaranteed Senior Secured Note Due December 31, 2024
No. [_____]                                         November 5, 2015
$[_______]                                         PPN 04220@ AA2

For Value Received, the undersigned, Armenia Mountain Wind, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to [____________], or its registered assigns, the principal sum of [____________] dollars (or so much thereof as shall not have been prepaid) in semi-annual installments on the dates and in the amounts provided in Section 8.1 of the Note Purchase and Guarantee Agreement referred to below and in full on December 31, 2024 (the “Note Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 3.26% per annum from the date hereof, payable semi-annually, on the thirtieth day in June and the thirty first day of December in each year, commencing with the December next succeeding the date hereof, and on the Note Maturity Date, until the principal hereof shall have become due and payable and (b) after the occurrence of, and during the continuance of, any Event of Default on any overdue principal and, to the extent permitted by Applicable Law, on any overdue interest or any other overdue amount, including any Make-Whole Amount, payable by the Company, at a rate per annum from time to time equal to the Default Rate, with such interest payable on demand.
Payments of principal of, interest on and Make-Whole Amount (if any), with respect to this Note are to be made in lawful money of the United States of America at the principal office of Wells Fargo Bank, National Association or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase and Guarantee Agreement referred to below.
This Note is one of a series of Guaranteed Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guarantee Agreement, dated as of November 5, 2015 (as from time to time amended, supplemented or otherwise modified, the “Note Purchase and Guarantee Agreement”), among the Company, the Guarantor and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (a) agreed to the confidentiality provisions set forth in Article 20 of the Note Purchase and Guarantee Agreement and (b) made the representation set forth in Section 6.2 of the Note Purchase and Guarantee Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase and Guarantee Agreement.
This Note is secured by, and entitled to the benefits of, the Security Documents referred to in the Note Purchase and Guarantee Agreement. In addition, payment of the principal of, and Make-Whole Amount, if any, and interest on this Note has been guaranteed by the Guarantor in accordance with the terms of the Note Purchase and Guarantee Agreement.

Schedule 1 - 1

This Note is a registered Note and, as provided in the Note Purchase and Guarantee Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal of this Note on the dates and in the amounts specified in the Note Purchase and Guarantee Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase and Guarantee Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase and Guarantee Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York.

Schedule 1 - 2

ARMENIA MOUNTAIN, WIND, LLC

By:	/s/ Laura L. Schauer
Name:	Laura L. Schauer
Title:	Treasurer

Schedule 1 - 3

FORM OF GUARANTEE

For value received, the undersigned hereby absolutely, unconditionally and irrevocably guarantees to the holder of the foregoing Note the due and punctual payment of the principal of, Make-Whole Amount, if any, and interest on said Note, as more fully provided in the Note Purchase and Guarantee Agreement referred to in said Note.

AMW I Holding, LLC

By:	/s/ Louise E. Alholm
Name:	Louise E. Alholm
Title:	Vice-President

Schedule 1 - 4

SCHEDULE 5.1

COMPANY OFFICE

Item	Company	Guarantor
Chief executive office or principal place of business	Principal Place of Business: Armenia Mountain Wind, LLC 2806 Mountain Ridge Road Mainesburg, PA 16932 Chief Executive Office: Armenia Mountain Wind, LLC 30 W. Superior Street Suite 200 Duluth, MN 55802	AMW I Holding, LLC 30 W. Superior Street Suite 200 Duluth, MN 55802
Jurisdiction of organization	Delaware	Delaware
Organizational number	4350850	5820748
Federal Employer Identification Number	45-2652963	45-2652963

Schedule 5.1 - 1

SCHEDULE 5.3

DISCLOSURE MATERIALS

List of Disclosure Documents
1. Environmental Report
2. Operational Energy Production Report dated September 10, 2015 prepared by the Independent Wind Consultant
3. Technical Due Diligence Evaluation (revision 2) dated September 14, 2015 prepared by the Independent Engineer
4. Insurance Report dated October 6, 2015 prepared by the Insurance Consultant
5. Morgan Stanley & Co. LLC Offering Letter dated October 6, 2015
6. Letter from Fitch re Expected Rating for Armenia Mountain Wind, LLC’s Loan for $84.0 million senior secured notes due 2024
7. Armenia Mountain Wind, LLC Investor Presentation dated October 14, 2015

Schedule 5.3 - 1

SCHEDULE 5.4

OFFICERS

COMPANY
Name	Title
Laura L. Schauer	Vice-President and Treasurer
Louise E Alholm	Vice-President
Eric R. Norberg	President
Margaret A. Thickens	Secretary

GUARANTOR
Name	Title
Laura L. Schauer	Vice-President and Treasurer
Louise E Alholm	Vice-President
Eric R. Norberg	President
Margaret A. Thickens	Secretary

Schedule 5.4 - 1

SCHEDULE 5.11

FILING JURISDICTIONS

1. Mortgage recorded in the Recorder of Deeds Office in Bradford County, Pennsylvania, and in the Recorder of Deeds Office in Tioga County, Pennsylvania.

2. Financing Statement filed with the Secretary of State of the State of Delaware naming Armenia Mountain Wind, LLC as debtor and the Collateral Agent as secured party.

3. Financing Statement filed with the Secretary of State of the State of Delaware naming AMW I Holding, LLC as debtor and the Collateral Agent as secured party.

Schedule 5.11 - 1

SCHEDULE 7.1(k)

FORM OF OPERATING REPORT

The Operating Report will be comprised of the following;

1.	Quarterly and Year-To-Date numerical and narrative assessment of;

1.1. Electrical production and delivery
1.2. Actual O&M Costs and any Emergency Payments
1.3. Compliance with material categories in the Annual Operating Plan
1.4. Cash Receipts, Disbursements and Balances in Collateral Accounts
1.5. Actual average wind speed and direction data, capacity factor, Directed Curtailment, availability
1.6. Unscheduled maintenance
1.7. Replacement equipment in excess of $150,000 value and not contemplated in the Annual Operating Plan
1.8. Material disputes equal to or greater than $150,000 value
1.9. Mechanical Availability Percentage

2.	Notice of any forced outage lasting greater than;
2.1. 120 consecutive hours on any WTG and
2.2. 72 consecutive hours to a transmission line outage or substation outage

3.	Information with respect to any unpermitted liens recorded against the Company or Site

4.	Information relating to any adjustments to the Energy Payment Rate and REC Payment Rate other than fluctuations due to negative LMP adjustments of less than 10%

Schedule 7.1(k) - 1

SCHEDULE 8.1

AMORTIZATION SCHEDULE

DATE	BEGINNING BALANCE	AMORTIZATION	ENDING BALANCE
12/31/2015	84,500,000	(1,163,809)	83,336,191
6/30/2016	83,336,191	(4,381,992)	78,954,198
12/31/2016	78,954,198	(4,390,253)	74,563,946
6/30/2017	74,563,946	(4,298,635)	70,265,311
12/31/2017	70,265,311	(4,352,180)	65,913,130
6/30/2018	65,913,130	(4,272,127)	61,641,003
12/31/2018	61,641,003	(4,395,133)	57,245,870
6/30/2019	57,245,870	(4,706,228)	52,539,642
12/31/2019	52,539,642	(4,743,840)	47,795,802
6/30/2020	47,795,802	(4,586,322)	43,209,480
12/31/2020	43,209,480	(4,661,079)	38,548,402
6/30/2021	38,548,402	(4,662,804)	33,885,598
12/31/2021	33,885,598	(4,738,807)	29,146,790
6/30/2022	29,146,790	(4,900,655)	24,246,135
12/31/2022	24,246,135	(4,981,172)	19,264,963
6/30/2023	19,264,963	(4,859,320)	14,405,642
12/31/2023	14,405,642	(4,938,606)	9,467,036
6/30/2024	9,467,036	(4,994,019)	4,473,017
12/31/2024	4,473,017	(4,473,017)	0

Schedule 8.1 - 1

SCHEDULE 9.2

INSURANCE

Section 1.1 General Requirements. The Company shall, without cost to the Secured Parties, maintain or cause to be maintained on its behalf in effect at all times on and after the Closing Date the types of insurance required by the following provisions together with any other types of insurance required hereunder or pursuant to the Material Project Documents, in such form acceptable to the Collateral Agent, at the direction of the Required Secured Parties, with insurance companies Financial Strength ratings of “A-” or better, with a minimum Financial Size rating of “X” by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published) or other companies reasonably satisfactory to the Collateral Agent (at the direction of the Required Secured Parties).

(a) All-Risk Property / Machinery Breakdown. “All-Risk” property, as such term is used in the insurance industry, in an amount of not less than the full replacement cost value of the Project or a loss limit for the Project which is acceptable to the Collateral Agent (at the direction of the Required Secured Parties) when coverage for the Project is included under an all-risk property insurance program that insures other assets unrelated to the Company or Project. Such all-risk property coverage shall include coverage for mechanical and electrical breakdown plus resulting or ensuing damage arising out of the consequence of defect in the design, material or workmanship of Project property and equipment, the perils of flood, earth movement (including earthquake), windstorm (named or unnamed), hail, lightning, strike, riot and civil commotion, sabotage, vandalism and malicious mischief, subject to terms that are consistent with current industry practice, insuring all real and personal property of the Company whether at a fixed (including non-owned location for off-site repair or refurbishment), off-site storage or a warehouse location or while in the course of inland transit, for an amount of not less than the full replacement cost value of such property and equipment at each off-site location and that is sufficient to comply with the insurance requirements, if any, of all Material Project Documents. All responsibility for verification of compliance with the Material Project Documents shall rest solely with the Company.

Sublimits are permitted with respect to the following perils/extensions:

(i) off-Site property, to the extent exposures exist, in an amount not less than the full replacement cost values of property in storage;

(ii) inland transit in such amounts to satisfy the full replacement cost values of any shipment;

(iii) earth movement (including earthquake), full policy limits per occurrence and in the annual aggregate with respect to the Project (subject to the approval of the Collateral Agent as further noted in Section 1.2(o) of this Schedule 9.2 when aggregates are shared), or such other amount required by the Collateral Agent, at the direction of the Required Secured Parties;

(iv) flood, full policy limits per occurrence and in the annual aggregate with respect to the Project for all flood zones (subject to the approval of the Collateral Agent as further noted in Section 1.2(o) of this Schedule 9.2 when aggregates are shared), or such other amount required by the Collateral Agent, at the direction of the Required Secured Parties;

Schedule 9.2 - 1

(v) windstorm (named and unnamed), full policy limits per occurrence and in the annual aggregate with respect to the Project (subject to the approval of the Collateral Agent as further noted in Section 1.2(o) of this Schedule 9.2 when aggregates are shared), or such other amount required or agreed by the Collateral Agent at the direction of the Required Secured Parties. For purposes of this section, “named windstorm” shall be restricted to hurricanes, tropical storms, cyclones or typhoons and shall not include, and therefore shall provide full policy limits for damage caused by all other wind events including tornadoes, major thunderstorms and other severe weather; and

(vi) such other coverages that are customarily sub-limited and/or aggregated or restricted in reasonable amounts consistent with current industry practice with respect to similar risks and are acceptable to the Collateral Agent (at the direction of the Required Secured Parties), including without limitation, extra expense, expediting expense and ordinance or law coverage including the increased cost of construction to comply with the enforcement of any ordinance or law that regulates the construction or repair of damaged property including the cost to demolish undamaged portions of the Project, debris removal, pollutant cleanup, professional fees and costs to lease temporary equipment.

Such policy shall include: (a) an automatic reinstatement of limits following each loss (except for the perils of earth movement (including earthquake), pollution cleanup, flood and named windstorm unless otherwise agreed by the Collateral Agent at the direction of the Required Secured Parties, (b) a replacement cost valuation endorsement with no deduction for depreciation and no coinsurance clauses (or a waiver thereof), (c) mechanical and electrical breakdown insurance including coverage for resulting damage with respect to consequence of design, workmanship or material defect on a replacement cost basis with limits acceptable to the Collateral Agent (at the direction of the Required Secured Parties) and (d) coverage for physical damage that is not covered by warranty or guaranty to the extent normally insured.

All such policies may have per occurrence deductibles of not greater than $250,000 for all perils, except the lowest deductible commercially available and reasonably priced but in no event more than five (5) percent of the value of Project property suffering damage at the time of loss for earth movement (including earthquake) subject to a maximum of $5,000,000 or such other deductibles approved by the Collateral Agent at the direction of the Required Secured Parties.

(b) Business Interruption Insurance. The Company shall maintain or cause to be maintained, with respect to the Project, business interruption insurance following all perils required and insured above under Section 1.1(a) above, including mechanical or electrical breakdown and inland transit perils, with limits of not less than the projected equivalent of twelve (12) months gross revenues (including all revenues derived from any environmental attribute of the Project, including without limitation, any renewable energy credit that is owned or sold by the Company), less non-continuing expenses. If coverage is subject to an indemnification period, such period shall not be less than twelve (12) months. Contingent business interruption shall also be included with a limit and on terms and conditions acceptable to the Collateral Agent at the direction of the Required Secured Parties to the extent such coverage is available on commercially reasonable terms. This coverage shall not include any annual or term aggregate limits of liability or clause requiring the payment of additional premium to reinstate the limits after loss, except with regard to insurance applicable to the perils of flood, earth movement (including earthquake) and windstorm and such other coverages that may typically be aggregated under Section 1.1(a)(vi) above. The deductible or waiting period shall not exceed forty-five (45) days on a per occurrence basis.

Schedule 9.2 - 2

(c) Commercial General Liability Insurance. Commercial general liability insurance covering the Company and the Project operations, written on an "occurrence" policy form, or on an AEGIS claims-first-made excess liability policy form above a $250,000 retention, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence, and a products and completed operations liability aggregate limit of not less than $2,000,000. The commercial general liability policy shall also include a severability of interest clause with no exclusions or limitations on cross liability and pollution and punitive damages to the extent insurable and allowed by law. Deductibles and/or self-insured retentions in excess of $50,000 shall be subject to review and approval by the Collateral Agent at the direction of the Required Secured Parties.

(d) Automobile Liability Insurance. Automobile liability insurance covering the Company, including coverage for owned, leased, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death. To the extent that the Company does not own any automobiles, contingent liability for hired, leased and non-owned automobiles may be obtained through endorsement to the general liability policy required in Section 1.1(c) above. Deductibles and/or self-insured retentions in excess of $25,000 shall be subject to review and approval by the Collateral Agent at the direction of the Required Secured Parties.

(e) Workers' Compensation/Employers Liability Insurance. Workers' compensation insurance for all states in accordance with statutory and /or provincial requirements at any time in which the Company has employees, including coverage for employer's liability with a limit of not less than $1,000,000 and such other forms of insurance which the Company is required by law to provide for loss resulting from injury, sickness, disability or death of each of their employees. Deductibles and/or self-insured retentions in excess of $50,000 shall be subject to review and approval by the Collateral Agent at the direction of the Required Secured Parties.

(f) Umbrella or Excess Liability Insurance. Umbrella or excess liability insurance of not less than $20,000,000 per occurrence and annual aggregate (inclusive of the requirements and in addition to the limits in Sections 1.1(c), (d) and (e) with respect to employer’s liability) covering the Company and Project operations. Such coverages shall be on an occurrence form or AEGIS claims-first-made excess liability policy form and over and above coverage provided by the policies described in Sections 1.1(c), (d) and (e) with respect to employer's liability. If the policy or policies provided under this Section 1.1(f) contain(s) aggregate limits, and such limits are diminished below $15,000,000 during the applicable policy term by any one or more incident, occurrence, claim, settlement or judgment against such insurance which has caused the insurer to establish a reserve, the Company shall, within ten (10) Business Days after obtaining knowledge of such event, inform the Collateral Agent in writing of such reduction (with a copy to each holder of Notes and the LC Facility Administrative Agent) and the events giving rise thereto, and within thirty (30) Business Days purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this Section 1.1(f).

(g) Pollution Liability Insurance. Pollution liability insurance with a limit commensurate with industry practice for similar operations but not less than $1,000,000 per occurrence and in the annual aggregate for property damage and bodily injury to third parties arising out of "sudden and accidental" pollution conditions as a result of Project operations. All such coverages can be included in the commercial general liability and umbrella or excess liability policies or provided under a separate pollution liability policy. Claims made coverage forms are acceptable. Deductibles in excess of $50,000 shall be subject to review and approval by the Collateral Agent at the direction of the Required Secured Parties.

Schedule 9.2 - 3

(h) Contractors and Subcontractors. The Company shall use commercially reasonable efforts to require the operator and other contractors or subcontractors with which it has a direct contractual relationship, if any, that will be performing operations and maintenance or other on- site work on its behalf (as applicable), to obtain and maintain the basic "types" of insurance required in Sections 1.1(c), (d) and (e) above in amounts that are customary for contractors and subcontractors performing similar work and operations.

(i) Aircraft Liability Insurance. Aircraft liability insurance, to the extent exposure exists, for the use of any owned, non-owned or hired aircraft used in the operation of the Project with limits of not less than $10,000,000.

(j) Other Insurance. Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as, under Prudent Industry Practices, are from time to time insured against for property and facilities similar in nature, use and location to the Project which Collateral Agent, at the direction of the Required Secured Parties, may reasonably require after consultation with the Insurance Consultant and Borrower’s insurance representative.

Section 1.2	Special Insurance Provisions.

(a) Holder Loss Payable Endorsement. All property related policies of insurance required to be maintained pursuant to Sections 1.1(a), (b) and (c) of this Schedule 9.2, shall name Wells Fargo Bank, National Association, its successors and/or assigns, in its capacity as the Collateral Agent on behalf of the Secured Parties as the "sole" loss payee for all losses insured thereunder, pursuant to a 438 BFU lender loss payable endorsement, its equivalent or other lender loss payable form approved by the Collateral Agent at the direction of the Required Secured Parties.

(b) Non-Vitiation. All property related policies of insurance required to be maintained pursuant to Sections 1.1(a) and (b) of this Schedule 9.2 shall insure the interests of the Collateral Agent and the Secured Parties regardless of any breach or violation by the Company, any of its Affiliates or others acting on their behalf of any warranties, declarations or conditions contained in such policies, any action or inaction, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project (the foregoing may be accomplished by the use of an approved lender loss payable endorsement required in Section 1.2(a) above, acceptable mortgagee clause or multiple insureds clause).

(c) Additional Insured & Waiver of Subrogation. All polices of insurance required in Sections 1.1 (a) through (g) and (i) through (j) above that are maintained by the Company or on behalf of the Company shall name the Collateral Agent and the Secured Parties and each of their successors or assigns as additional insureds (with the exception of workers' compensation) and provide a waiver of subrogation in their favor.

(d) Severability of Interest, Primary and Non-Contributory. All liability policies required in Sections 1.1 (c) through (g) above that are maintained by the Company or on behalf of the Company shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) shall operate in the same manner as if there were a separate policy covering each such insured. All policies required in this Schedule 9.2 shall acknowledge that liability for premiums shall be the sole liability of the Company and be considered primary and non-contributory with any other policies the Collateral Agent or the Secured Parties may hold;

Schedule 9.2 - 4

(e) Notice of Cancellation. All polices of insurance required in Section 1.1 of this Schedule 9.2 shall provide thirty (30) days’ written notice of cancellation to the Collateral Agent on behalf of the Secured Parties (with a copy to each holder of Notes and the LC Facility Administrative Agent), with the exception of ten (10) days’ notice for nonpayment of premium, to the extent commercially available. To the extent endorsement of the required policies to provide such written notice of cancellation to the Collateral Agent (with a copy to each holder of Notes and the LC Facility Administrative Agent) is not commercially available the Company shall be obligated to provide written notice of cancellation to the Collateral Agent with a copy to each holder of Notes and the LC Facility Administrative Agent. The Company shall provide prompt notice of material change in policy conditions to the Collateral Agent with a copy to each holder of Notes and the LC Facility Administrative Agent. For purposes of this section, material change is considered to be any modification or reduction in coverage that would cause the Company’s insurance policies to be out of compliance with this Schedule 9.2.

(f) Claims-Made Forms. If any liability insurance required under the provisions of this Schedule 9.2 is permitted to be written on a "claims made" basis, then such insurance shall include (i) a retroactive date (as such term is specified in each of such policies) that is no later than the Closing Date; and (ii) each time any policy written on a "claims made" basis is not renewed or the retroactive date of such policy is to be changed, the Company shall obtain or shall cause to be obtained for each such policy or policies the broadest extended reporting period coverage, or "tail", reasonably available in the commercial insurance market for each such policy or policies. In the alternative, the Company can meet the requirements of this Section 1.2(f) by obtaining "prior acts" coverage from a subsequent insurance carrier.

(g) Loss Notification. Company shall promptly, and in any event within ten (10) Business Days after Company obtains actual knowledge thereof, notify the Collateral Agent in writing (with a copy to each holder of Notes and the LC Facility Administrative Agent) of any single loss or event likely to give rise to a property or liability insurance claim in an amount in excess of $3,000,000 whether or not covered by insurance.

(h) Loss Adjustment and Settlement. Any loss insured by the inland transit, operational physical damage, machinery damage or business interruption or other first party insurance policies or coverages shall be adjusted with the respective insurance companies, including the filing in a timely manner of appropriate proceedings, by the Company, at the direction of the Required Secured Parties, if such loss is in excess of $3,000,000. In addition, the Company may, in its reasonable judgment, consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $3,000,000 the terms of such settlement are agreed in writing by the Collateral Agent at the direction of the Required Secured Parties.

(i) Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Schedule 9.2 shall contain terms and conditions reasonably acceptable to the Collateral Agent at the direction of the Required Secured Parties.

(j) Draft Insurance Policy Review. To the extent that the Company furnishes the Insurance Consultant with draft copies of the policies of insurance it intends to procure for the physical damage and business interruption insurance including the identities of the insurer(s) and insured amounts with the deductibles, all of which the Insurance Consultant has approved, the Company warrants that the insurance policies procured by the Company for the physical damage and business interruption insurance shall, to the extent commercially reasonable, be the same in all material respects as the policies previously approved by the Insurance Consultant (except that changes may be made when coverage is provided under a master insurance program that insures other projects and assets not related to the Company, to the extent such changes do not adversely affect the coverages provided to the Company or cause the Company to be out of compliance with the requirements of this Schedule 9.2).

Schedule 9.2 - 5

(k) Officer’s Certificate and Notice of Non-Payment of Premiums. Concurrently with the furnishing of the certification referred to in Section 1.4, the Company shall furnish the Collateral Agent (with a copy to each holder of Notes and the LC Facility Administrative Agent) an officer’s certificate of the Company stating that the insurance then maintained by or on behalf of the Company complies in all material respects with the insurance requirements in this Schedule 9.2.. In addition, the Company shall advise the Collateral Agent in writing (with a copy to each holder of Notes and the LC Facility Administrative Agent) promptly of any default in the payment of any premium and of any other act or omission on the part of the Company or its Affiliates that may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Company pursuant to this Schedule 9.2.

(l) Failure to Maintain Insurance. In the event the Company fails to take out or maintain the full insurance coverage required by this Schedule 9.2, the Collateral Agent may, at the direction of the Required Secured Parties (but shall not be obligated to), upon thirty (30) days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Company of any such failure, take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by Collateral Agent shall become an additional Obligation of Company to the Collateral Agent, and the Company shall forthwith pay such amounts to the Collateral Agent together with interest thereon at the Default Rate from the date so advanced.

(m) Failure to Collect. In the event that the Company fails to respond in a timely and appropriate manner (as reasonably determined by the Collateral Agent at the direction of the Required Secured Parties) to take any steps necessary or reasonably requested by the Collateral Agent to collect from any insurers for any loss covered by any insurance required to be maintained by this Schedule 9.2, the Collateral Agent (at the direction of the Required Secured Parties) shall have the right to make all proofs of loss, negotiate all claims and/or receive all or any part of the proceeds of the foregoing insurance policies, either in its own name or the name of the Company; provided, however, that the Company shall, upon the Collateral Agent's request (at the direction of the Required Secured Parties) and at the Company's own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by the Collateral Agent (at the direction of the Required Secured Parties) to collect from insurers for any loss covered by any insurance required to be obtained by this Schedule 9.2.

(n) [Reserved]

(o) Stand Alone Basis. The Company shall maintain or cause to be maintained the property insurance required herein with policies that are specific to the Company’s operations and the Project and are not shared with other assets unrelated to the Project. To the extent the Company wishes to maintain property insurance for the Project under policies that insure other assets or operations not related to it or the Project and that do not contain limits that are specific to the Project and are therefore shared with other assets insured thereunder, the Company shall provide a written request to the Collateral Agent (with a copy to each holder of Notes and the LC Facility Administrative Agent) not less than sixty (60) days prior to the effective date of any such of combined coverage. Approval of any such request shall be subject to further review and approval by the Collateral Agent at the direction of the Required Secured Parties, which shall be supported by additional information, reasonably requested of the Company by the Collateral Agent (at the direction of the Required Secured Parties) and may be conditioned upon increases in policy limits and/or changes to policy terms and conditions. To the extent an approved shared aggregate limit (or limits) is reduced below ninety (90) percent of the probable maximum loss (or PML) by insured claims for damage to the Project or any other insured assets covered by a shared aggregate limit (or limits), such shared aggregate limit (or limits) shall be reinstated to the full amount required or topped up through the purchase of additional excess aggregate limits.

Schedule 9.2 - 6

Section 1.3	[Reserved].

Section 1.4 Certification of Compliance. The Company shall deliver to the Collateral Agent (with a copy to each holder of Notes and the LC Facility Administrative Agent), within ten (10) days after each annual policy renewal date for each policy, (1) certificates of insurance or binders, in form and substance reasonably satisfactory to the Collateral Agent at the direction of the Required Secured Parties, evidencing all of the insurance required by the provisions of this Schedule 9.2 and Section 9.2 of this Agreement. Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Schedule 9.2. Upon reasonable request, Company will promptly furnish the Collateral Agent with copies of all insurance policies (except in the case of corporate insurance programs where redacted versions removing confidential information that does not pertain to the Company or the Project shall be acceptable), binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Company, with copies to each holder of Notes and the LC Facility Administrative Agent. Any schedules of insurance that are provided by or on behalf of the Company shall include the name of the insurance company, policy number, type of insurance, major limits of liability, expiration date of the insurance policies and summary of key policy terms, conditions and exclusions.

Section 1.5 No Duty to Verify Insurance Compliance. The Collateral Agent shall be entitled (at its own cost and expense so long as no event of default then exists), upon reasonable advance notice, to review the Company’s (or other appropriate party’s) books and records regarding all insurance policies maintained with respect to the Project and the Company’s obligations under this Schedule 9.2. Notwithstanding the foregoing, no provision of this Schedule 9.2 or any other provision of this Agreement shall impose on the Collateral Agent or any Secured Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Company, nor shall Secured Party be responsible for any representations or warranties made by or on behalf of the Company, or any other party to any insurance company or underwriter. Any failure on the part of the Collateral Agent to pursue or obtain the evidence of insurance required by this Agreement from the Company or any other party and/or failure of the Collateral Agent to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement, including without limitation this Schedule 9.2.

Schedule 9.2 - 7

Section 1.6 Waiver of Insurance Requirements. If at any time the Collateral Agent determines in its reasonable judgment (at the direction of the Required Secured Parties and after consultation with the Insurance Consultant) that any insurance (including the limits or deductibles thereof) required to be maintained by this Schedule 9.2 is not available on commercially reasonable terms due to prevailing conditions in the commercial insurance market at such time, then upon the written request of the Company together with a written report of the Company's insurance broker or another independent insurance broker of nationally-recognized standing in the insurance industry (i) certifying that such insurance is not available on commercially reasonable terms (and, in any case where the required maximum coverage is not reasonably available, certifying as to the maximum amount which is so available), (ii) explaining in detail the basis for such broker's conclusions, and (iii) containing such other information as the Collateral Agent at the direction of the Required Secured Parties may reasonably request, the Collateral Agent may (at the direction of the Required Secured Parties) temporarily waive such requirement; provided, however, that the Collateral Agent may, in its sole judgment, decline to waive any such insurance requirement unless the consent of the Required Secured Parties is first obtained. At any time after the granting of any temporary waiver pursuant to this Section 1.6, but not more than once in any year, the Collateral Agent may request, and the Company shall furnish to the Collateral Agent (with a copy to each holder of Notes and the LC Facility Administrative Agent) within thirty (30) days after such request, an updated insurance report reasonably acceptable to the Collateral Agent at the direction of the Required Secured Parties and the Insurance Consultant from the Company's independent insurance broker. Any waiver granted pursuant to this Schedule 9.2 shall expire, without further action by any party, immediately upon (A) such waived insurance requirement becoming available on commercially reasonable terms, as reasonably determined by the Collateral Agent (at the direction of the Required Secured Parties) or (B) failure of the Company to deliver an updated insurance report pursuant to clause (ii) above.

Schedule 9.2 - 8

SCHEDULE 9.12

FORM OF ANNUAL OPERATING REPORT

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Total Revenue

Operating Expense
Insurance
Depreciation
Amortization
Property Taxes
Other Taxes
Total Operating Expenses

Interest Expense
Interest Income

Taxes (est.)

Net Income

Principal Repayment

Capital Expenditures

Proposed Distributions

Schedule 9.12 - 1

SCHEDULE 9.16

SEPARATENESS requirements

Capitalized terms used in this Schedule 9.16 shall have the meanings given to such terms in the Company LLC Agreement.

The Company shall maintain its existence separate and distinct from any other Person, including taking the following actions:
(i)maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the formation state and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to properly administer this Agreement and permit and effectuate the transactions contemplated hereby and thereby;
(ii)maintaining its own bank accounts, separate from those of any of its officers or any other Person;
(iii)conducting all transactions between the Company and any of its Affiliates on an arm’s length basis and on a commercially reasonable basis;
(iv)allocating fairly and reasonably the cost of any shared office space with any other Person;
(v)conducting its affairs separately from those of any of its officers, or any other Person, including any Affiliate, and maintaining accurate and separate books, records and accounts and financial statements (except that the Company’s assets may be included in consolidated financial statements of its Affiliates);
(vi)acting solely in its own limited liability company name and not that of any of its officers, or any other Person, including any Affiliate, and not identifying itself as a department or division of any other Person, and at all times using its own stationery, invoices and checks separate from those of any of its officers, or any other Person, including any Affiliate;
(vii)not guaranteeing or becoming obligated for the debts of any other Person or holding itself out as having agreed to pay, or as being liable for, the obligations of any other Person, including the Member or any of its Affiliates;
(viii)maintaining all of its assets in its own name and not commingling its assets with those of any other Person;
(ix)paying its own operating expenses and other liabilities out of its own funds;
(x)observing all limited liability company formalities, including maintaining meeting minutes or records of meetings and acting on behalf of itself only pursuant to due authorization, as required by this Agreement and by the Certificate of Formation of the Company;
(xi)maintaining adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations;

Schedule 9.16 - 1

(xii)paying its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets;
(xiii)except as contemplated by the Transaction Documents, not pledging its assets for the benefit of any Person;
(xiv)not acquiring the obligations or securities of its Members; and
(xv)holding itself out to the public as a legal entity separate and distinct from any other Person and correcting any known misunderstanding regarding its separate identity.

Schedule 9.16 - 2